UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A 1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NORTHPORT CAPITAL INC.
(Name of small business issuer in its charter)

Colorado	7374	76-0674579
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

#1100-1200 W. 73rd Ave.
Vancouver, BC, Canada V6P 6G5
Telephone 604-267-3038
Fax 604-264-6133
(Address and telephone number of principal executive offices)

Zhao Yan	With copies to:
Chairman and Chief Executive Officer	James L. Vandeberg
#1100-1200 W. 73rd Ave.	The Otto Law Group PLLC
Vancouver, BC, Canada VP6 6G5	601 Union Street, Suite 4500
Telephone 604-267-3038	Seattle, WA 98101
Fax 604-264-6133	Telephone: 206-262-9545
Facsimile: 206-262-9513

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [x]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each	Amount	Offering	Aggregate	Amount of
Class of Securities	to be	Price per	Offering	Registration
to be Registered	Registered	Share	Price	Fee (1)

Common Stock	15,746,880	$0.20	$3,149,376	$336.98

     (1) Based upon the proposed sales price of $.20 per share of shares being registered by the Selling Shareholders.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS

NORTHPORT CAPITAL INC.

15,746,880 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 15,746,880 shares (the “Shares”) of common stock of Northport Capital Inc., a Colorado corporation, (the “Company”) by certain of our stockholders named under the heading of "Selling Stockholders" appearing at page 16 (the “Selling Stockholders”). We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. We will pay all expenses in connection with this offering and the Selling Stockholders will only be responsible for paying any sales or brokerage commissions or discounts with respect to sales of their Shares.

The Selling Stockholders may sell Shares on the pink sheets or on any other market or stock exchange on which our common stock may be traded or is listed at the time of sale. They may also sell Shares in block transactions or private transactions or otherwise, through brokers or dealers. These sales will be made either at market prices prevailing at the time of sale or at negotiated prices. Brokers or dealers may act as agents for the Selling Stockholders or may purchase any of the Shares as principal. If brokers or dealers purchase Shares as principal, they may sell such Shares at market prices prevailing at the time of sale or at negotiated prices.

In lieu of making sales through the use of this Prospectus, the Selling Stockholders may also make sales of the Shares covered by this Prospectus pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended.

No public market currently exists for our common stock. A Form 15c 2-11 filing with the National Association of Securities Dealers, Inc. has not been filed but will be undertaken upon effectiveness of the registration statement of which this Prospectus is a part for trading on the Over the Counter Bulletin Board. The Selling Stockholders may sell the Shares at a price of $.20 per share until our shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

For a discussion of certain considerations associated with the purchase of the Shares offered hereby, see "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

January ___, 2007

PROSPECTUS SUMMARY

The following Prospectus Summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained in other parts of this Prospectus. Please pay special attention to the “Risk Factors” before making any decision on the suitability of this investment.

The following summary is qualified in its entirety by the more detailed information and Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

The Company

We conduct business under thename of Northport Capital Inc., in North America. We own a Chinese company, Dalian Beigang Information Industry Development Company Limited (“Dalian Beigang”), that operates a tax filing and preparation service for federal commercial taxpayers (“Taxpayers” or “Common Taxpayers”) in Dalian, in Liaoning Province in the People’s Republic of China (“PRC”) and plans to expand its operations to other Chinese cities. The Company’s tax filing and preparation system is geared only towards commercial business owners and not individual tax filers. Dalian Beigang has promoted its tax filing and preparation system with the tax bureaus in the following provinces and cities:

Lioning Province: Shenyang, Anshan, Fushun, Jinzhou, Dandong, Yingkou

Jilin Province: Changchun, Jilin, Siping, Songyuan, Tonghua, Baishan

Heilongjia Province: Harbin, Daqing, Suian, Qiqihaer, Mudanjiang

Shanghai: Jingan District, Songjiang District

Tianjin: Development Zone

Hebei Province: Changzhou

Sichuan Province: Chengdu

Yunnan Province: Kunming

Guangxi Province: Nanning

The initial city operation outside of Dalian was designated as Yingkou in Lioning Province. Commercial operations in other cities will require funding and such funding is not yet available to the Company.

The Company has invested in a digital photography printing technology, which is still in its development stage, and its future viability is unknown.

Our North American address is #1100-1200 West 73rd Ave., Vancouver, BC, Canada V6P 6G5 and our telephone number is 604-267-3038. The Chinese business and executive offices are headquartered at Suite 512A, No. 1, Huoju Road, Qixianling Industrial Base – High Tech Zone, Dalian, Liaoning Province, China.

The Offering

15,746,880 shares of our issued and outstanding common stock are being offered and sold by the Selling Stockholders. We will not receive any of the proceeds from the sale of the Shares. We considered a variety of factors in determining the initial offering price of $.20 per share including the prospects for the Company, interest of other potential investors and stock prices of other Chinese based companies.

Plan of Distribution

Sales of the Shares may be made by or for the account of the Selling Stockholders on the Pink Sheets or on any other market or exchange on which our common stock may be traded or listed at the time of sale. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sale-discounts in connection with such sales. The Selling Stockholders must pay their own commissions and absorb the discounts. Brokers or dealers used by the Selling Stockholders may be deemed to be underwriters under the Securities Act of 1933, as amended. In addition, the Selling Stockholders will be underwriters under the Securities Act with respect to the Shares offered hereby.

Risk Factors

Investing in the Shares involves certain risks. You should review these "Risk Factors" beginning on page 8.

Summary Financial Information

	Year Ended December 31, 2005	Six Months Ended June 30, 2006
	(pre-acquisition of the China	(post-acquisition)
	business)	(unaudited)

	Statement of Operations Data:

Net sales	$0	$222,789

Gross (loss)/profit	(14,770)	115,361
Operating loss	(16,492)	(7,409)
Loss from operations	(16,492)	(11,020)
Net loss	(16,492)	(14,617)

Loss per share from
operations	0.00	(0.00)

Net (loss) per share	0.00	(0.00)

	Balance Sheet Data:

	Year Ended December 31, 2005	Six Months Ended June 30, 2006
	(pre-acquisition of the China	(post-acquisition)
	business)	(unaudited)

Total assets	$0	$198,694
Working capital	(31,696)	(214,538)
Total liabilities	(31,696)	308,101
Stockholders' equity	(31,696)	(109,407)

RISK FACTORS

Prospective investors should carefully consider the risks described below, in conjunction with other information and our consolidated financial statements and related notes included elsewhere in this Prospectus, before making an investment decision. You should pay particular attention to the fact that we conduct our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries that you may be familiar with. Our business, financial condition and results of operations could be affected materially and adversely by any or all of these risks. Where financial results for our China operations are commented upon in US dollars, an exchange rate of $1.00 = 8.2 Renminbi (Yuan) has been used.

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their Shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. Informal trading of a small number of the Company’s common Shares occurred on the Pink Sheets in 2004 under the trading symbol NPCA. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our Shares. At the date hereof we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the Shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the Shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Sales of a substantial number of Shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of Shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 59.4% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our Shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire Shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the Shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

You will be subject to the penny stock rules to the extent our stock price on the OTC Bulletin Board is less than $5.00.

Since ourcommon shares are not listed on a national stock exchange or quoted on the NASDAQ Market within the United States, trading in the common shares on the OTC Electronic Bulletin Board is subject, to the extent the market price for our common shares is less than $5.00 per share, to a number of regulations known as the "penny stock rules". The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. To the extent these requirements may be applicable they will reduce the level of trading activity in the secondary market for our common shares and may severely and adversely affect the ability of broker-dealers to sell our common shares. At this time, we expect our Shares will not trade at a price exceeding $5.00 per share and therefore the penny stock rules will apply to sellers and purchasers of our stock.

Effects on shareholders of Colorado Statutes regarding director indemnification.

The Company’s bylaws provide that it must indemnify its directors and officers to the fullest extent permitted under Colorado law against all liabilities incurred by reason of the fact that the person is or was a director or officer of the Company or a fiduciary of an employee benefit plan, or is or was serving at the request of the Company as a director or officer, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The effect of these provisions is potentially to indemnify the Company’s directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company. Pursuant to Colorado law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The Company’s bylaws also permit it to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not the Company has the power to indemnify such person against liability for any of those acts.

Effects on shareholders of Colorado Statutes regarding business amalgamations.

We are subject to Colorado statutes regulating business combinations. Any of the provisions of Colorado law could discourage, hinder or preclude an unsolicited acquisition and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. These provisions may have a depressive effect on the market price of our common stock.

Directors and Officers are non-residents of the United States and could be beyond reach in the event of litigation.

Because our directors and officers reside outside of the United States, it may be difficult for shareholders to enforce your rights against them or enforce U.S. court judgments against them in the PRC or Canada. Our current operations are conducted in China. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States. Zhao Yan and Zhong Bo Jia are both citizens and residents of the PRC. James Wang is a citizen and resident of Canada.

Each director maintains his or her principal assets in their country of residence. As a result, it may be difficult for you to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

Our business may be adversely affected by relationships between the United States and any country in which we do business which may impede our ability to operate in the countries in which we are located.

We are a Colorado corporation and subject to the laws of the United States. Our principal business is conducted through a wholly-owned subsidiary that operates in China. Our business is directly affected by political and economic conditions in China. Our business may be adversely affected by the diplomatic and political relationship between the U.S. and China. This relationship may adversely influence the Chinese government and public opinion of U.S. corporations conducting business in that country and may affect our ability to obtain or maintain regulatory approvals to operate in China.

Our business may be adversely affected by internal Chinese issues such as boycotts, strikes, protests and government sanctions which may impede our ability to operate our business in China

Our business in China could be affected by government sanctions, or strikes, boycotts, protests and other actions which could result from political issues between the United States and China. These are issues of which we would have no control over. Should such events occur, we would attempt to distance ourselves as much as possible from local negative actions and could even consider shutting our business down until such time as the negative actions have subsided. To date no such actions have occurred that affected our China business and we anticipate no such actions occurring in Dalian or elsewhere in northeast China, based on our understanding of current events in that region of China.

We have yet to attain profitable operations and our accountants believe there is substantial doubt about our ability to continue as a going concern.

As reflected in the accompanying financial statements, the Company has an accumulated deficit of $240,073 at June 30, 2006. The Company’s current liabilities also exceed its current assets by $272,467 and the Company used cash in operations during the six month period ended June 30, 2006 of $93,414. These factors raise substantial doubt about its ability to continue as a going concern. In view of the matters described in the notes to the financial statements, recoverability of a major portion of the recorded asset amounts shown in the balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management has taken steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. The Company is now pursuing additional funding and potential merger or acquisition candidates, which would enhance stockholders’ investment. Management believes that the above actions will allow the Company to continue operations through the next fiscal year.

We rely on key members of management, the loss of whose services would have a material adverse effect on our success and development.

Our success depends to a certain degree upon certain key members of the management. These individuals are a significant factor in our growth and success. The loss of the service of members of the management could have a material adverse effect on us. In particular, our success is highly dependant upon the efforts of our President and Chief Executive Officer, our Vice President and our directors, the loss of whose services would have a material adverse effect on our success and development.

Our key management personnel are without employment contracts or key life insurance and we therefore could face the loss of one or more of their services which would have a material adverse effect on our success and development.

Our success depends to a certain degree upon certain key members of the management, none of whom currently have signed employment agreements with us. These individuals are a significant factor in our growth and success. The loss of the service of members of the management could have a material adverse effect on us. In particular, our success is highly dependant upon the efforts of our President and Chief Executive Officer, our Vice President and our directors, the loss of whose services would have a material adverse effect on our success and development. None of the executives have key life insurance policies on their lives and the loss of any one of them could have a negative cash effect on our business.

Our business license in China expires on June 19, 2007 and failure to renew could result in failure of our China business.

The formal business license issued to us by the Chinese government expires on June 19, 2007. Failure to renew this license, which is renewable upon application, could result in our inability to operate the China business and resultant failure of our operations and business activities in China. At this time, we are aware of no reason why we would not wish or plan to renew this business license or any reasons why such license would not be renewed if applied for.

Chinese government policies could have potential negative impacts on our business.

The economy of China is in transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set down national economic development goals. Policies of the Chinese government can have significant effects on the economic conditions of China. The Chinese government has confirmed that economic development will follow a model of market economy under Socialism. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in China will follow market forces. While we believe that this trend will continue, there can be no assurance that such will be the case. Our interests could be adversely affected through:

  Changes in laws, regulations or the interpretation thereof;
  Confiscatory taxation;
  Restrictions on currency conversion, imports or sources of supplies; or
  The expropriation or nationalization of private enterprises.

Although the Chinese government has been pursuing economic reform policies for approximately two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China's political, economic and social life.

Chinese Laws and Regulations could have potential negative impact on us.

The Company and Dalian Beigang are considered foreign persons or foreign funded enterprises under PRC laws and, as a result, we are required to comply with PRC laws and regulations. The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In the late 1970s, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters. The overall effect of legislation enacted over the past 20 years has significantly enhanced the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent, are evolving rapidly, and their interpretation and enforcement involves uncertainties. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold and/or maintain licenses and permits such as requisite business licenses. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, the PRC authorities retain broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business licenses and requiring actions necessary for compliance. In particular, licenses, permits and beneficial treatments issued or granted to us by relevant governmental bodies may be revoked at a later time under contrary findings of higher regulatory bodies. We may be subject to sanctions, including fines, and could be required to restructure our operations. As a result of these substantial uncertainties, we cannot assure you that we will not be found in violation of any current or future PRC laws or regulations.

China is still a developing nation and therefore the rules, regulations and practices are not necessarily as transparent as western investors may be used to. China has made significant changes to its legal and accounting rules and has recently allowed international accounting firms to audit domestic Chinese companies.

In respect to our business, we were required to be certified by the Dalian People’s Government Science & Technology Commission as a valid and operating high-tech enterprise in July 1999 and also appraised by the Dalian Industrial & Commercial Government Administration as a business which honors contracts and promises. Our technology has been reviewed and verified by the national tax bureau. Our business license is in effect and valid until June 2007.

Management is unaware of any additional current regulations, or any new regulations that are pending introduction, that are currently required by Dalian Beigang in respect to its business operations or its TENET system.

Neither the Company nor Dalian Beigang has ever been found to be in violation of any PRC law or regulation.

The lack of availability in China of business liability insurance could materially affect our business.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products and do not, to our knowledge, offer business liability insurance. As a result, we do not have any business liability insurance coverage for our operations. Moreover, while business disruption insurance is available, we have determined that the risks of disruption and cost of the insurance are such that we do not require it at this time. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

Potential restrictions on dividends could adversely affect our cash flow.

Dalian Beigang may not be able to obtain sufficient foreign exchange to satisfy its foreign exchange requirements or pay dividends to us. A substantial portion of our revenues and operating expenses are denominated in Renminbi while a portion of our capital expenditures is denominated in US dollars. Accordingly, failure by Dalian Beigang to generate sufficient foreign exchange to pay dividends to us could adversely affect our cash flows and adequately address our ongoing working capital needs.

Our profitability will be directly affected by our marketing programs and results therefrom.

There is a potential risk that other cities may not adopt the use of Tenet online system nor adopt the same policies, as has been the experience in Dalian. Management has planned to acquire experience in promoting the TENET system in cities other than Dalian by way of cooperation agreement with local business operators experienced with computer systems. A second Tenet operation has now been established in the city of Yinkou in Liaoning province, where Dalian Beigang is providing assistance, to Lenovo Corporation to institute Tenet in that city. There is a formal cooperation agreement between Yingkou Lenovo and Dalian Beigang. Under terms of the agreement, Yingkou Lenovo is required to use Dalian Beigang as a brand when promoting the TENET system in Yingkou and has also established a business enterprise (“Yingkou Beigang”) in Yingkou in cooperation with Dalian Beigang. According to Article 3: Benefits Distribution section in the Cooperation Agreement entered into between Dalian Beigang and Yingkou Beigang, “Party A shall not participate in benefits distribution if the users developed are less than 1,000; and if it is beyond 1,000, distribution shall be made in proportion.” Dalian Beigang has not participated in benefits distribution to date under this cooperation agreement as the user numbers in Yingkou are still below the 1000 threshold. Management opted to launch its first city operation of TENET outside of Dalian in Yingkou, since it is the nearest large city and is only 200km from Dalian, a 3-hour drive by highway.

Yingkou Lenovo is the largest computer dealer and service provider in Yingkou maintaining a good relationship with the national tax bureau office there. There are 22,000 local taxpayers in Yingkou, including some 5,000 common taxpayers who are potential customers for Tenet.

In addition to approved technical features, it is more important to have a model demonstration city for market development in China. The TENET system has been successful in operation in Dalian for five years. Favorable comment from the Dalian National Tax Bureau office and business users is the best advertising model. Developing market acceptance for our products and services outside of the areas where we now operate will require substantial marketing and sales efforts and the expenditure of a significant amount of funds. We cannot assure you that we can successfully develop or position our products or services. We also cannot assure you that any marketing efforts we undertake will result in increased demand for or market acceptance of our products and services. Failure to generate such demand and market acceptance will have a direct effect on cash flows and profitability of China operations and ultimately on our operations.

The requirement for additional financing will affect future profitability.

We continue to experience cash shortages resulting from advertising, marketing, selling and overhead expenses related to the Tenet tax software. We may require additional cash infusions before operations achieve profitability. We may also require additional capital to finance the expected growth of our business, including purchases of inventory and computer equipment. Failure to generate such funding will have a direct effect on our expansion plans, cash flows and profitability of China operations and ultimately on our operations.

Restrictions on dividends imposed by the Chinese government could negatively affect our business.

Chinese legal restrictions could affect the Company’s ability to distribute dividends. Chinese legal restrictions permit payment of dividends only out of its net income, if any, determined in accordance with Chinese accounting standards and regulations.

Under current Chinese regulations, the payment of dividends, trade and service-related foreign transactions to a foreign investor or a foreign-invested enterprise is treated as a “current account” payment for which the approval of the State Administration of Foreign Exchange is not required. However, in order to distribute dividends the Company must file documentation to a designated foreign exchange bank that certifies that all requirements have been met, such as payment of taxes, board of directors’ approval and a capital verification report issued by an accounting firm. A return of capital, which includes foreign direct investment, upon the dissolution of a foreign-invested enterprise, is treated as a “capital account” payment and requires the State Administration of Foreign Exchange approval in addition to the filing of documentation.

Currency conversion could have a negative impact on our business.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The re-evaluation of the Chinese Renminbi versus the US Dollar could have a negative effect our financial results.

As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. Our assets and revenues expressed in U.S. dollar financial statements will decline in value if the Renminbi depreciates relative to the U.S. dollar. Any such depreciation could adversely affect the market price of our common stock. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our Shares or for other business purposes and the U.S. dollar appreciates against the Renminbi; the U.S. dollar equivalent of the Renminbi we convert would be reduced. In order to control inflation in the past, the Chinese government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. These are issues over which we have little control. Currently our China operations require limited US dollar funds and operates almost exclusively with Renminbi funds. Accordingly the negative impact, if any, would result in terms of US dollar financial statement presentation by the parent US company.

Competition could have a materially adverse effect on our business.

In the tax filing and online payment market, the barriers to entry are large but can be overcome. Dalian Beigang’s Tenet System is sophisticated but, given adequate allocation of resources for development costs, lead-time, and the appropriate network, a competitor could develop comparable software applications. The advent of free, online Internet payment systems also poses competitive threats to Tenet. Free Internet tax declaration systems have emerged in some cities in China over the past three years. Although their security is poor as compared to Intranet systems, such systems are free and easy to promote, being highly attractive to tax bureaus in different Chinese cities. When Dalian Beigang promotes the TENET System, sales personnel have found that the national tax bureau offices give attention to such “free” Internet tax declaration methodologies while recognizing the security and reliability and user services systems of the TENET System.

Any tax filing system must be approved by the National Tax Bureau and, given the right network, adoption of a Tenet- like system by a National Tax Bureau office is possible. A National Tax Bureau office would not likely approve more than one on-line system to be used locally as it could compromise the integrity of that Tax Bureau office system. In addition, each Taxpayer that has entered into an agreement with Dalian Beigang to use the Tenet system is bound by the agreement they have entered into with Dalian Beigang. In China, a commercial “Taxpayer” is defined as an independent corporate enterprise with annual sales of over RMB 1.8 million Yuan, ($ 219,000 US), which becomes a subject under particular monitoring by the national tax authority.

All enterprises involved in tax declaration using the TENET system must sign a Use Agreement with Dalian Beigang. The agreement is valid for one year and is renewable. The agreement calls for the full year’s service fee to be paid at commencement. Cancellation by the taxpayer – client results in loss of any remaining unused fee portion.

There are a number of software companies that have programs designed to automate the reporting process but none are linked to banks to handle direct online payment of Federal taxes. There are a number of Chinese software companies that can create a tax declaration solution and become a partial competitor in theory.

Management is unaware of any competitive product such as TENET that provides both online tax reporting and actual payment features. There are a number of systems providing online tax reporting only, currently estimated by management as in excess of 10. Management is not currently aware of any tax filing and on line payment system competitor that provides an online tax declaration and payment method with a comprehensive security system. However, Dalian Beigang expects strong competition in the mid-term. The China Government is now stressing open government affairs and requiring authorities to establish electronic websites for government affairs. This is no exception with the Dalian National Tax Bureau office, which has created an open website including a free tax declaration window. The tax declaration windows of national tax bureau offices are only for image demonstration, and are not used as a main channel of tax declaration. Free tax declaration systems offer a similar function as the TENET system in terms of reporting. Although there are security and service problems, these systems are free and have attracted business users. As a result, the number of users in the TENET System as at Jun. 2006 dropped.

Resistance by users towards our products could negatively affect our revenues and profits.

In Dalian, there has been minor user resistance to what was initially a recommendation from local authorities to use the Tenet system. Dalian National Tax Bureau issued No. 127 Document in Jul. 2000 officially informing commercial taxpayers of the Tenet Online Tax Declaration System. As the computer system of the Dalian National Tax Bureau was upgraded to the requirements of the National Tax Bureau, the marketing efforts of Dalian Beigang were delayed until Sep. 2001. The mandate from the local office of the national tax bureau did not require mandatory sign up but encouraged taxpayers to undertake tax preparation and payment online. The Dalian tax bureau recommended Tenet to its commercial taxpayers.

As at June 30, 2006, over 20% of all Dalian businesses are subscribers to Tenet. Typical pricing strategy for Tenet is based on a year one fee of 1200 Rmb and follow-on yearly payments decreasing by increments to a base of 600 Rmb. After promoting the Tenet system to a taxpayer, management has determined that users that have not elected to sign up with the Tenet System have been few. The main negative reason is that accounting staff of these enterprises are older and not familiar with computer operation skills. Additionally, some enterprises do not understand our fees and charges. User resistance has also resulted from existing clients opting out of Tenet agreements in favor of free internet tax reporting systems.

To date the national tax bureaus in Dalian and Yingkou are the only bureaus that have issued approvals for commercial taxpayers to use the Tenet system. Such approvals are ongoing. Dalian Beigang retains 100% of all taxpayer-client fees paid by tax payers in Dalian.

According to the local pricing policies of the Dalian People’s Government, pricing of the Tenet system was subject to approval of the Dalian Commodity Price Bureau. The price then approved by the Price Bureau was RMB 1,200 Yuan for each user and Dalian Beigang collected 1,200 Yuan from all subscribers in the first year. As required by the Dalian National Tax Bureau, the rate was reduced by 20% each year until it became 50% of that for the first year, i.e. 600 Yuan each year.

Developing market acceptance for our products and services will require substantial marketing and sales efforts and the expenditure of a significant amount of funds. We cannot assure you that we can successfully develop or position our products or services. We also cannot assure you that any marketing efforts we undertake will result in increased demand for or market acceptance of our products and services.

Downward pressure on our product pricing from government price bureaus will have a material effect on our business.

Price levels for taxpayer use of Tenet are initially set by each local Pricing Bureau which sets the maximum price for taxpayers to use the Tenet System or other systems. There is no assurance that each Local Price Bureau will agree to the prices Dalian Beigang has set nor that fees will not change as time goes by. All consumer products require pricing bureau approval on list prices when initially offered.

USE OF PROCEEDS

The Company will not receive any proceeds as a result of sales of the Shares by the Selling Stockholders.

SELLING STOCKHOLDERS

The table below lists each person who may resell Shares pursuant to this prospectus and, in addition, sets forth the following:

  The number of common Shares outstanding beneficially owned by the investor prior to the offering; all shareholders may resell all of their stock positions
  The percentage of the total issued and outstanding Shares that such shareholder’s share position represents

The term “beneficial ownership” includes Shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem common Shares subject to options or warrants currently exercisable or exercisable within 60 days to be outstanding for purposes of computing the percentage ownership of the person holding the options or warrants, but they do not deem these common Shares to be outstanding for purposes of computing the percentage ownership of any other person. The applicable percentage of ownership for each shareholder is based on 26,500,000 Shares of common stock outstanding as of June 30, 2006. Except as otherwise indicated, we believe the beneficial owner of the common Shares listed below, based on information furnished by it, has sole voting and investment power over the number of Shares listed opposite its name.

The Selling Stockholders acquired the Shares in the ordinary course of business and at the time of the offering did not have any arrangements or understandings with any person to distribute the Shares. No Selling Stockholder has held a position as a director or executive officer nor had a material employment relationship with us or any of our affiliates, or our or their predecessors, within the past 3 years.

The following table sets forth as of June 30, 2006, the names of and the number of shares that could be sold by each of the Selling Stockholders.

Name	Maximum Number	Percentage of Outstanding	Number of Shares
----	of Sellable Shares	Shares Owned	Owned After the Offering
Patricia Wheeler	8,000.0003		0
Mia Astron Trust	8,000.0003		0
Robert C. Aebersold	8,000.0003		0
Thomas Edling	8,000.0003		0
Thomas Jones	8,000.0003		0
Nicholas T. O'Neill	8,000.0003		0
Roland Verdun	8,000.0003		0
R. E. Surran	8,000.0003		0
Roy L. Tipton, Jr.	8,000.0003		0
Marie M. Charles	8,000.0003		0
Roy D. Hinton Jr.	8,000.0003		0
Gary Lim	8,000.0003		0
Gene Fritsch	8,000.0003		0
Michael N Galatian	8,000.0003		0
ACL Consulting Corp.	50,000.0018		0
Qian Sun	100,000.0037		0
Zhi Peng Liu	564,940.0213		0
Lian Xiang Zhang	365,000.0138		0
Kang Mei Chen	564,940.0213		0
Ping Xu	100,000.0038		0
Yao Gao	1,000,000.0377		0
Wei Guo	930,000.0350		0
Yan Lu	20,000.0007		0
Dai Jun Li	15,000.0005		0
Jie Li	30,000.0011		0
Chang Hong Wang	5,000.0001		0
Wen Xin Guo	50,000.0018		0
Geng Qi Yang	100,000.0038		0
Song Sheng Yin	250,000.0094		0
Jie Liang	30,000.0011		0

Xiu Mei Xu	80,000.0030	0
Bo Hua Sun	20,000.0007	0
Jian Hua Wang	70,000.0026	0
Kawahara Koji	90,000.0034	0
Tazawa Masahiro	70,000.0026	0
Tsutsui Yamato	10,000.0004	0
Yuan Ping Cui	50,000.0018	0
Hong Zheng Yang	100,000.0038	0
Jian Hua Liu	100,000.0038	0
Yu Cheng	90,000.0033	0
Li Hua Jia	50,000.0018	0
Ji Quan Zhang	20,000.0007	0
Nian Zong	50,000.0018	0
Mei Yu	50,000.0018	0
Ying Yi Liu	100,000.0038	0
Baocheng Yang	50,000.0018	0
Gui Ping Jiang	50,000.0018	0
Shu Min Xu	12,000.0018	0
Huan Feng Yin	50,000.0018	0
Ji Dong Zhang	50,000.0018	0
Zhu Ye Chen	50,000.0018	0
Ying Zhao	50,000.0018	0
Chong Yan Cui	50,000.0018	0
Bao Du	00,000.0189	0
Li Ping Qu	220,000.0083	0
Xiao Xiao Sun	200,000.0075	0
Yan Wu	200,000.0075	0
Rong Yuan Liu	100,000.0038	0
Zi Feng Liu	50,000.0018	0
Yu Min Cong	50,000.0018	0
Linda Wang	300,000.0113	0
Chun Qi Lin	30,000.0011	0
Ji Wen Yang	460,000.0174	0
Jie Zhang	20,000.0007	0
Er Lin Niu	20,000.0007	0
David Tam	10,000.0004	0
Yun Ping Ji	100,000.0038	0
Shiping Wang	755,000.0281	0
Nan Xing Cheng	30,000.0011	0
Yun Ke Guan	600,000.0226	0
Amy Huang	10,000.0004	0
Jun Xiao	100,000.0038	0
Tao Qu	100,000.0038	0
Utaka Toshiyuki	125,000.0047	0
Fan Yang	100,000.0038	0
Bao Yu Zhang	100,000.0038	0
Li Jun Wang	100,000.0038	0
Li Zhao	100,000.0038	0
Matsumura Keiko	225,000.0085	0
Zhan Kui Mu	750,000.0283	0
Jun Fang Wei	300,000.0113	0
Hong Yan Ma	60,000.0023	0
Xiuying Jiang	100,000.0038	0
Hong Tao Zhao	50,000.0018	0
Wen Bin Lu	50,000.0018	0
Jian Ming Wang	150,000.0057	0
Alexander Chen	1,000,000.0377	0
Brian Roberts	1,000,000.0377	0
Matsumura Yoshiki	230,000.0087	0
Su Juan Xu	50,000.0018	0

Hong Yi Yang	50,000.0018	0
Hui Min Zhang	50,000.0018	0
Yu Xiang Zhang	50,000.0018	0
Xiao Liang Jia	200,000.0075	0
Fu Lin Zhao	50,000.0018	0
Jing Zhao	140,000.0053	0
Gui Rong Sui	50,000.0018	0
Xiao Ming Si	100,000.0038	0
Jing Jing Luo	120,000.0045	0
Li Wei Wang	100,000.0038	0
Guo Qiang Li	100,000.0038	0
Liang Ying Zhu	100,000.0038	0
Cheng Jiang Liu	150,000.0045	0
Wei Chen	10,000.0004	0
Jing Fu	200,000.0075	0
Yan Gao	25,000.0009	0
Yi Jia	200,000.0075	0
Total	15,746,880	0

PLAN OF DISTRIBUTION

The Shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Pink Sheets or on any market or exchange on which the common stock of the Company may be traded or listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following:

(a)	A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

(c)	Ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

(d)	Privately negotiated transactions between the Selling Stockholder and a purchaser.

There is no underwriter or coordinating broker acting in connection with this offering. Each Selling Stockholder may be deemed an "underwriter" within the meaning of the Securities Act with respect to the Shares offered by such Selling Stockholder. The Company and each Selling Stockholder have agreed to indemnify one another against certain liabilities, including liabilities under the Securities Act.

In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, a supplement to the Registration Statement of which this Prospectus will be filed with the SEC, if required, pursuant to Rule 424 under the Securities Act, disclosing: (a) the name of each such Selling Stockholder and of the participating broker or dealer; (b) the number of Shares involved; (c) the price at which such Shares were sold; (d) the commissions paid or discounts or concessions allowed to such broker or dealer, where applicable; (e) that such broker or dealer did not conduct any investigation to verify the information set out in this Prospectus; and (f) other facts material to the transactions.

The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Shares offered by the Selling Stockholders, including all expenses and fees of preparing, filing and printing the registration statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay sales or brokerage commissions or discounts with respect to sales of the Shares offered by the Selling Stockholders.

None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

There are two corporate selling security holders of which the following individuals have voting dispositive or investment powers on the shares involved:

MRA Astron Trust – Henry Boyd

ACL Consulting Corp. – Mark Lindberg

DETERMINATION OF OFFERING PRICE

The Shares sold by the Selling Stockholders will be initially sold at $.20 per share and then at prevailing market prices on the pink sheets or on other markets or exchanges on which the Shares are then traded or listed or at negotiated prices. We considered a variety of factors in determining the initial offering price of $.20 per shares including the prospects for the Company, interest of other potential investors and stock prices of other Chinese based companies.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Market Information

The Company's common stock was informally available to trade on the pink sheets under the symbol NPCA.

Holders

As of June 30, 2006, there were 111 record holders of the Company's common stock.

Dividends

The Company does not anticipate any stock or cash dividends on its common stock in the foreseeable future.

SELECTED FINANCIAL INFORMATION

			Six	Six
			Month Period	Month Period
	Year Ended		Ended	Ended
	12/31/04	12/31/05	6/30/05**	6/30/06

			(unaudited)
Statement of Operations Data

Net sales	0	0	$398,462	$222,789
Gross profit	0	0	270,665	115,361
Operating profit (loss)	(16,926)	(14,770)	165,987	(7,409)
(Loss)/profit from operations	(17,851)	(16,492)	156,651	(11,020)
Net earnings (loss)	(17,851)	(16,492)	133,154	(14,617)
Earnings/(loss) per share from operations	0.00	0.00	0.10	(0.00)
Net earnings (loss) per share	0.00	0.00	0.09	(0.00)
** based upon subsidiary operations only

	December 31, 2005	June 30, 2006

		(unaudited)
Balance Sheet Data

Total assets	0	$198,694
Working capital	(31,696)	(214,538)
Total liabilities	(31,696)	(308,101)
Stockholders' equity	(31,696)	(109,407)

Income Taxes

No income taxes have been accrued due to operating losses of the Company.

Liquidity

Management believes the currently available working capital may not be sufficient to meet ongoing overhead expenses and additional equity financing will be required. Management has taken steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. The Company is now pursuing additional funding and potential merger or acquisition candidates, which would enhance stockholders’ investment. Management believes that the above actions will allow the Company to continue operations through the next fiscal year. Some future cash resources available to the Company are expected to come from profitable operations of its China business operations. Should the need arise for further funding for increases in inventories or receivables or for capital equipment, the Company would address the possibility of lines of credit from lending authorities and new issues of capital stock. There is no assurance these resources will be available to the Company.

BUSINESS OF THE COMPANY

Forward Looking Statements

Statements that are not historical facts included in this registration statement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ from projected results. Such statements address activities, events or developments that the Company expects, believes, projects, intends or anticipates will or may occur, including such matters as future capital, business strategies, expansion and growth of the Company's operations, cash flow, marketing of products and services, and development of new products and services. Factors that could cause actual results to differ materially (Cautionary Disclosures) are described throughout this registration statement. Cautionary Disclosures include, among others: general economic conditions, the markets for and market price of the Company's products and services, the Company's ability to find, acquire, market, develop and produce new products and services, the strength and financial resources of the Company's competitors, the Company's ability to find and retain skilled personnel, labor relations, availability and cost of material and equipment, the results of financing efforts, and regulatory developments and compliance. All written and oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Disclosures. The Company disclaims any obligation to update or revise any forward-looking statement to reflect events or circumstances occurring hereafter or to reflect the occurrence of anticipated or unanticipated events. However the safe harbor provisions for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 does not apply to this registration statement.

General

An efficient tax reporting and collection system is essential to the financial health of China as it is for any country. The Chinese government is in need of such a system and therefore has been actively pursuing initiatives through its so-called “National Golden Tax Project” (the “Project”). The Project will, among other things, entail a complete revamping of the national tax bureau’s tax collection system. When the Project is fully operational China’s tax revenues are expected to increase significantly as a result, which in and of itself creates a significant initiative for the central government tax authorities to have as many commercial taxpayers on line as possible. The National Golden Tax Project was launched in 1998 and focused on speeding up the information gathering process by the China national tax bureau. The principal reason for the launch of the Project was to implement a stricter control process over abuse in fraudulent preparation of value-added-tax invoices by commercial taxpayers.

The State Administration of Taxation governs the national tax bureaus in different Chinese provincial capital cities, which are responsible for the national tax bureau offices as well as local tax bureaus in different cities in their province. The Project was initiated in 1998 when the National Tax Bureau awarded Legend Computer Co., (“Legend”) (now known and also referred to as “Lenovo Corporation” or “Lenovo”), China’s largest domestic computer company, with a contract to upgrade its 335 National Tax Bureau offices. With the upgrade of these offices complete, the shift now moves to getting its users, the commercial taxpayers, filing and paying taxes online with software systems that are compatible with the Federal system. National tax bureaus handle all aspects of federal taxes as compared to local taxes payable to, and collected by local city tax bureaus. The business of the National tax bureau covers (product) transaction Value Added Taxes, business income tax, with the tax collected to be handed to the national treasury directly, constituting national fiscal income.

The business of the local tax bureaus cover enterprise business and personal income tax, with the tax collected to be handed in part to the national treasury and the rest to be kept as local fiscal income.

Management of Dalian Beigang were advised that their tax reporting and payment system was China’s first online federal tax reporting/tax payment system, the “Tenet” system, an acronym for “Taxation Electronic Network,” was developed by Dalian Beigang in concert with the federal tax authorities in Dalian, China. Tenet, a proprietary Chinese software system, is an intranet based online tax filing and payment transfer system, which has been approved by the National Tax Bureau. The TENET system is an LAN (local area network) system based on Internet technology. Only those business users having an agreement for Tenet use with Dalian Beigang can access that system. Revenue flows from subscription agreements with commercial taxpayers.

Dalian Beigang developed Tenet in collaboration with the national tax bureau in Dalian over a two-year period.

Beta test procedures were initially used when implementing the Tenet system during its development phase with a small number of taxpayers so as to gather information on system effectiveness, user friendliness, and operational problems. Once completed, the primary system was amended and updated to improve its operation so as to be as effective as possible.

Following the successful beta test in late 2001 with 2000 of Dalian’s commercial taxpayers, the Tenet system was officially launched and began the sign up of Dalian’s commercial federal taxpayers. The local city of Dalian newspaper, the Dalian Daily on Friday, July 13, 2001 contained an article written by reporter Zhi Bin Dong as follows: “Yesterday, the Dalian National Tax Bureau announced that, starting from August 1, 2001, business tax payers of Dalian will use the new intranet system to file and to pay their federal taxes. The new system is designed and developed by Dalian Beigang Information Industry and Development Co., Ltd. …….”

As of June 30, 2006, there were approximately 9,986 subscribers in Dalian (of approximately 35,000 available businesses in total) and an additional 920 subscribers in Yingkou, Liaoning province, which business is operated under a cooperation agreement between Dalian Beigang and Lenovo Corporation. Management opted to launch its first city operation of TENET outside of Dalian in Yingkou, the nearest large city, and only 200 km from Dalian, a 3-hour drive by highway.

The local partner in Yingkou is Yingkou City Beigang Network Information Industry Service Co., Ltd., a wholly owned subsidiary of Lenovo Corporation, China's largest computer manufacturer and retailer. Lenovo Yingkou is the largest computer dealer and service provider in Yingkou maintaining a good relationship with the national tax bureau there.

There are 22,000 local commercial taxpayers in Yingkou, including some 5,000 common taxpayers. Management will acquire experience in promoting the TENET system in cities other than Dalian by way of this initial agreement with Yingkou Lenovo, which is required to use Dalian Beigang as a brand when promoting the TENET system in Yingkou. Yingkou Lenovo has established a business enterprise Yingkou Beigang in Yingkou in cooperation with Dalian Beigang. Please find the “Cooperation Agreement,” in its English version, dated September 18,2002 as an Exhibit.

Under the agreement, Dalian Beigang is responsible for computer hardware configurations, software development and system debugging of the online tax declaration and payment system server.Dalian Beigang is also responsible for technical support and troubleshooting of the system, timely updating of the system and maintaining all aspects of the system on request of Yingkou National Taxation Bureau; must provide timely reports to Yinkou Lenovo of the user management software and complete operating mode of the online tax declaration and payment system, for support in technology and business to Yingkou Lenovo, and also for training of two persons as management of Yingkou Lenovo and two lecturers who are responsible for training users of the system in Yingkou. Dalian Beigang must also provide a full time qualified person to Yingkou Lenovo for instruction, assistance and guidance.

Tenet subscriber fees in Dalian are considered affordable and were approved, as is required, by the local office of the China Price Bureau. The pricing standard for the TENET system in a city is determined through discussion between Dalian Beigang, the local price Bureau and the local office of the national tax bureau. The national tax bureau wishes that fee charges be as little as possible to enterprises.

The original fee structure approved by the Dalian price bureau, contained specific details on maximum fees to be charged by Dalian Beigang. There are no other comparable competitors in Dalian or Yingkou. The fees are deemed affordable since the majority of historical clients have renewed their subscription agreements.

While no one likes more service fees, these charges are associated with and supported by the National Tax Bureau. The Tenet system provides real savings over the present manual systems, which over time will be realized by the subscriber. Traditional manual tax payment includes costs to a commercial taxpayer of manual preparation of tax reporting forms, preparation of accounting designed specifically for such forms, purchase of tax reporting forms from national tax bureaus, costs of personnel needed to stand in lines to obtain filing approvals, obtaining cash from taxpayer bank account to cover the approved tax amount and returning to the tax office to physically pay the tax amount. Costs of staff and forms are offset by the online capability features of the TENET system which allows all taxpayer tax-related activities to be handled directly from the taxpayer’s offices. Fees in other cities are expected to be similar to those in Dalian. Initial subscribers pay a fee of 1200 Rmb for the initial year and then decreases on an incremental basis over three years to a base of 600 Rmb per year thereafter.

Notwithstanding the advantages of the Tenet system, other software firms are approaching local tax bureaus with systems and solutions and, in a few cases; local tax bureaus are adopting these competitive systems despite their inferior appearance. Such systems offer a tax-reporting feature only and do not include the ability to pay taxes online. As compared to the TENET system, these are inferior in terms of overall performance and features availability.

There are several software firms that pose near term competition to Tenet in that they offer an online reporting service, but unlike Tenet, none are able to accommodate online payment. The China Government is now stressing open government affairs and requiring authorities to establish electronic websites for government affairs. This is no exception with the Dalian National Tax Bureau, which has created an open website including a free tax declaration window. The tax declaration windows of national tax bureaus are only for image demonstration, and are not used as a main channel of tax declaration.

Free tax declaration systems offer almost the same function as the TENET system in terms of reporting. Although there are security and service problems, these systems are free and have attracted business users. As a result, the number of users in the TENET System as at Jun. 2006 dropped from the number as at the previous year-end.

It is recognized that there are other firms that are also marketing online reporting systems to local tax bureaus, but none couple tax payment to tax reporting as does Tenet. In addition, these lack the safety and security aspects offered by Tenet. The advantage of such systems is that they are available at no or little cost to users. Typically, smaller and less sophisticated firms make use of such systems. As a network system established independently, the TENET system is a part of the Internet. The firewall of the system is used against any illegal access so that hackers from the Internet are unable to access and attack it directly. This compares to systems which do not have comparable safety and security systems.

Tenet is a service that is marketed to taxpayers with the support of national tax bureau offices. This strategy is in focus with China’s policy today, as elsewhere in the world, where services, new or otherwise, are being “off loaded” or taken on by the private sector.

Dalian Beigang’s challenge is to get to the market as quickly as it can and that requires capital to establishmarketing teams and server platforms in each location.

Once a national tax bureau office adopts a tax reporting/payment system, the barriers to entry by others become difficult. Each national tax bureau office could not easily handle more than one online system and therefore are not likely to adopt multiple systems. Should two or more systems be used together, there will be confusion of data collection in the network server of the taxation bureau. Dalian Beigang’s challenge therefore is to preempt potential competition by effecting the adoption of the Tenet System by as many city tax bureaus as possible.

The business model of Dalian Beigang assumes that in order to gain market share in a market as large as China, one must: (1) adopt a third party licensing system to expand quickly; (2) keep control of its core technology; and (3) provide a working example, or show case, that demonstrates how the Tenet System is to be ideally managed for the benefit of all stakeholders.

The only agreement entered into outside of Dalian currently is with Yingkou – Lenovo in the city of Yingkou, Liaoning Province.

Tenet’s expansion to other locations is anticipated and contingent on the availability of financing to support foreseeable hardware and personnel costs. Funding requirements for TENET implementation will vary by city, based upon size of the commercial taxpayer database. Management estimates costs of $500,000 on average per city and has the personnel capability to handle 10 new installation projects currently. We plan to raise funds through the public market but no funding commitments have been made to date.

Dalian Beigang required the following regulatory approval with respect to its operations in China:

(a) Approval of TENET by Dalian City Planning Commission Da Ji Ke Jiao Fa (2000) No. 317 Document---“Approval Relating to TENET Electronic Tax Declaration Network Project Proposal” from Dalian People’s Government Planning Commission (Aug. 22,2000)

(b) Approval of TENET by Dalian Information Industrial Bureau Da Xin Xiang Zi (2000) No. 24---“Approval Relating to TENET Electronic Tax Declaration Network Project Proposal” from Dalian People’s Government Information Industrial Bureau (Oct. 20, 2000)

(c) Approval of TENET by Dalian National Tax Bureau Da Guo Shui Fa (2000) No. 127——“Notice of Dalian National Tax Bureau on Promotion of TENET Online Tax Declaration System” (Aug. 2000)

Dalian Beigang was certified by the Dalian People’s Government Science & Technology Commision as a high-tech enterprise in July 1999 and also appraised by the Dalian Industrial & Commercial Government Administration as a unit honoring contracts and promises.

Management is unaware of any additional or proposed new regulations that are required to be met by Dalian Beigang in respect to its business operations and its TENET system.

PRODUCTS

Tenet

The Tenet system (short for Taxation Electronic Network), and sometimes referred to as the “System,” is an application software system that enables Chinese commercial taxpayers to file their federal tax filings online, as well as pay their taxes instantly and directly to their National Tax Bureau office by way of a secure and user friendly Intranet network, accessed via a typical Internet interface. Tenet is also a sophisticated tax management system, which enables national tax bureaus to better manage the tax collection process. Tenet is also a website that provides taxpayers with a range of information about taxes, rules, regulations and matters related to the taxpayer’s business. It was the first such system to be approved in China by any tax authority and Tenet’s developers anticipate the System will be adopted by additional national tax bureaus in China, besides the bureaus in Dalian and Yingkou.

Tenet was created over several years in collaboration with the Dalian National Tax Bureau office, which conducted the first test of an integrated online tax payment system in China. The Tenet system was first developed and designed by Dalian Beigang beginning in October of 1998. The computer center at the Dalian National Tax Bureau participated in the system development beginning in January of 1999.

Support Services

Support services serve two purposes: (1) to accelerate the sign up rate of subscribers and (2) to support subscribers to ensure that their online experience is quick, secure and efficient. To achieve these goals the following are provided:

  Training teams have been established to instruct new subscribers on the use of the Tenet system. Training is supported by online courses, instructive CDs and face-to-face training. It is estimated that for most commercial clients, it takes about 2 hours of training to become familiar with operating the Tenet system;
  Technical teams of engineers maintain and support the Tenet platform as well as resolve technical problems at subscribers’ businesses; and
  A Research and Development department develops product enhancements including updates, which are provided to subscribers free of charge. The China national tax bureau has a program called CITAX, whereby its system is continuously upgraded. Dalian Beigang’s Research and Development department updates the Tenet system to adapt to CITAX changes.

There are currently 36 staff in Dalian providing technological and user support services.

Proprietary and Security Protection

Dalian Beigang has implemented the following proprietary and/or protection features:

  The Tenet system is protected by a number of proprietary high level security systems, which were required by the National tax bureau given the sensitivity of the information being transmitted;
  Security for source codes and protection of copyright and other intellectual property assets have been secured or registered where appropriate; and
  Office procedures and systems have been implemented to provide mechanical security for Dalian

The System has been tested and certified to achieve a high level of security for data security, data transmission, and protection from unauthorized access; all of which meet the security requirements of the National Tax Bureau. The risk of unauthorized access is greatly reduced by the fact that Tenet operates on an Intranet system, using dedicated computers at the client taxpayer’s site. Execution of tax payment transfers from the Taxpayer’s bank is also conducted over dedicated computers, with a high level of encryption that meets strict banking security requirements.

The fireproof wall of the system can prevent illegal access, so hackers may not access and attack the system on the internet directly. The application program of the system will verify the format and content of each user’s data when it arrives in the server, and if any error is found, it will return an error message to ensure the security of the server. The system will automatically transfer tax data in accordance with the declaration statement of users and specific rules, to the tax server of the taxation bureau. The tax server of the national taxation bureau office will verify the data filed and send it to the taxpayer’s bank, and then return the deduction information from the taxpayer’s bank to the Tenet system.

The procedures to provide security for Dalian Beigang intellectual property involves use of PIN access and locked-box security for hard copy documents with limited access to corporate directors and management only. The Tenet software system source codes are secured through “limited access” procedures developed by us. The word Tenet has been copyrighted as China registration #2003SR 4520 dated June 11, 2003. Such name copyright is registered in the China national copyright office whereas the source codes are secured internally. Assets secured refers to manual protection. Assets registered are filed in the Central China intellectual property office and protected as against use by others

Federal Taxes, collection in China today

Administratively, mainland China is divided into 22 provinces, 5 autonomous regions, and 5 “provincial status” municipalities. All report directly to the Central Government in Beijing. Municipalities directly under the Central Government and large cities are themselves divided into districts and counties. Chinese taxation system offices are regionally located on a basis similar to the national administrative structure.

The National Tax Bureau is the highest authority of tax administration in China. Its major responsibilities are the establishment of taxation policy, execution thereof and the organization of tax revenue for the PRC. The National Tax Bureau has a network of tax bureau offices in each province, county and/or city. The functions of these offices vary; for example, provincial capital offices provide policy and guidance but are not actually involved in collection activities and implementation of procedures. Day to day operations affecting Chinese taxpayers are transacted through city and district tax bureau offices.

There are two broad categories of taxes in China; Federal income tax and local tax, which includes a value added (VAT) and a business tax. National tax bureaus handle aspects of tax types different from that of local tax bureau. The business of the National tax bureau covers (product) transaction Value Added Taxes, business income tax, with the tax collected to be handed to the national treasury directly, constituting national fiscal income.

The business of the local tax bureaus cover enterprise business and personal income tax, with the tax collected to be kept as local fiscal income.

The federal tax system has traditionally been based upon taxpayers paying taxes and filing statements manually. Commercial taxpayers are required to pay their federal tax each month and file quarterly statements for their businesses. The plurality of collection systems throughout China has created many inconsistencies, caused significant collection delays, and created economic shortfalls for the tax authority. The effects of modern technology is reflected in Item 6 of the Revenue Collection Administration Law of the PRC which states that

“The state will equip taxation offices at every level with modern information technology and equipment according with a plan to build and perfect a system of sharing information between taxation authorities and other administrative organs of government.” It is specified in Item 26 Section 3 of the same law that taxpayers can declare tax by the way of electronic data.

The state is promoting continuous improvement of the tax system, so local taxation authorities cannot specifically call for manual declaration methods only. They must also select some online declaration method. This is a main trend of information construction for revenue collection and management in progress by the China taxation authorities. Each national tax bureau office has been given autonomy to approve an “online” system for use by their taxpayers.

Local taxes

Local taxes are those assessed by a local administrative region – be it a city, town, prefecture or county. They are charged to all enterprises operating within the respective region. These include business taxes, which are assessed at varying rates dependent upon the industry involved. These taxes are typically a percentage of revenues and are payable to the local national tax bureau office. In addition, there are local supplementary taxes to cover education, flood protection and other such local issues, which is a percentage of all other taxes paid. These supplementary taxes are also paid to the local city tax authority.

Harmonization of Taxes

The Tenet system currently supports both the Federal and local tax system, but presently is only used to collect Federal taxes. Although there is no harmonization of the two taxes, notwithstanding the Shanghai tax system, harmonization of Federal and Local tax systems on a broader scale is anticipated.

Modernizing of tax collection, automation

China understood that its tax collection system was in need of major restructuring. China has a relatively small percentage of its revenue derived from taxes as compared with more developed countries. This is expected in countries that are in transition such as China, however, given China’s Central Authority’s decision to collect more revenue through taxes as a percentage of gross domestic product, this meant assuming greater control over the collection process through an introduction of modern sophisticated collection and reporting system.

Advancements in information technology globally and the growth and acceptance of it throughout China made it possible for China to undertake a major restructuring of the tax collection system using modern sophisticated tools; tools that are affordable and accessible to all categories of Chinese businesses.

China knew as well that only a modern technology based system could meet the standards necessary for the security and efficiency of a State tax system. As a result, in 1995, the National Tax Bureau designed and implemented a series of reforms to establish a centralized, well-coordinated, structured and computerized tax administration system throughout the PRC.

Also in 1995, the World Bank approved US $40 million in loans for the “China Tax Collection and Administration Reforms and Technical Support” project, the objective of which was to establish an advanced tax administration system for an initial 300 offices in 19 major cities.

In 1998, Legend Computers Inc. was contracted to design, install and commission a new tax administration system. Under the contract, Legend provided IBM mid-range computers, networking systems software, as well as CISCO networking devices and other peripheral equipment – all for use in building the planned computerized taxation network. The Legend contract was completed at the end of 2000.

Who decides to use the Tenet System?

National Tax Bureaus on the city or district level may decide if specific “online” systems must be used to report their taxes. Historically, each National Tax Bureau office was given considerable latitude as to the method of collecting federal taxes. As a result of the restructuring of the national system, national tax bureau offices lost some of that autonomy since only systems that were proven to interface properly with the National system could be adopted. Therefore, while each national tax bureau office makes the final selection of a system, it must choose amongst systems that have been proved to be compatible with the National system. To implement an online tax reporting system such as Tenet involves review and approval by the national tax bureau to ensure that the system is adequate in terms of data security, data transaction procedures and protection from unauthorized access.

As of the date of this document, management believes that Tenet is the only application software system of its type that has been approved and is being used in China, but there are other systems in use which do not have the on line payment feature. Management is aware of one system under development in Shandong province which includes both payment and reporting features and capabilities. In addition, a number of Internet online filing systems are now available at no cost, but without security and safety features that Dalian Beigang believes are essential to users.

The state administration of taxation has reviewed and approved use of Tenet by commercial taxpayers. The key features of Tenet reviewed were data security, transaction procedures and protection from unauthorized access. Any competitor wishing to implement a similar system will require similar review and approval. Such approval is required and is not voluntary.

Advantages for Taxpayers and Tax Authorities of Tenet Use

Taxpayer benefits include:

  Federal tax filings can be easily completed online by in-house accounting staff with a screen prompt system.
  Staff saving costs by taxpayers since there will be no requirement for job specific tax filing and preparation employees (typical staff person cost of 2,000 Rmb/month). The function can now be performed by a part time clerical staff person alone.
  No travel costs related to filing tax returns and making payments to the local National Tax Bureau office.
  Reduced paperwork and filing thereof; no need to photocopy filings.
  Tax filing is no longer restricted by time and area – it can be done from any computer location, at any time.
  No need to purchase forms from the local tax office.
  Ease of information flow on tax notices and policies – these can be viewed directly from any computer site.
  Instant access to policies, rules, regulations and bulletins that could affect individual taxpayers.

Tax Bureau advantages include:

  Improved efficiency and quality of the tax system.
  Ease of information flow – direct communication between Tax Bureau and taxpayers on issues of policy and notices.
  Greater efficiency in data management, including collection, reconciliation, storage and back up, retrieval and analysis.
  High degree of safety and reliability.
  High adaptability – can be utilized for almost any filing-type application.
  Highly intelligent – error prompt system reduces human clerical errors before filing.
  Highly flexible – forms can be changed as required.
  Labor saving advantages.
  Reduces waiting lines in tax offices.
  Collection procedures streamlined.

Disadvantages for Taxpayers and Tax Authorities of Tenet Use

Use of Tenet has some disadvantages for taxpayers.

  Cost of use of the system which must be paid up front, in full.
  Cancellation of the use agreement at any time during the contract year results in loss of unused fee portion.
  Users must have computer literate staff capable of understanding Internet and Intranet terminology.
  Users must have computer systems that are capable of utilizing the Tenet system.
  Users must have banking relationships with banks that are capable of performing funds transfer actions between themselves and the national tax bureau office accounts.

Use of Tenet has some disadvantages for tax authorities.

  Increased numbers of staff are required to be computer literate in areas of Internet and Intranet terminology and activities.
  Lack of hard copy documentation versus digital formats which would be lost if there should be computer server failures.

Operations

Our Dalian office is responsible for the following:

  Demonstrating the Tenet system to prospective/new Licensees and local subscribers;
  Maintaining and adding capacity to its central server platform in Dalian; and
  Undertake an R&D program to develop updates, enhancements and/or new solutions to Tenet and related systems for subscribers.

Our Beijing operation focuses on:

  Marketing of Tenet to prospective Licensees
  Developing a public relations program to maintain a high level presence with the National Tax Authorities; and
  Manage strategic alliances

Licensee Operations

In a market of the size and diversity of China, it is critical to operate with partners that have strong local knowledge and the capital to properly finance the Tenet System in their city or Province. This will be accomplished through a Licensing program similar to a traditional licensee/franchise concept. A Beijing office has been established that is dedicated to managing and promoting the Licensing program.

Licenses will be offered to qualified parties over specific territories on a city-by-city basis, however, in some cases, province-wide rights will be granted.

Formal applications from prospective Licensees are considered, taking into account the applicant’s financial strength, business experience in China, knowledge of the proposed territory, and acceptability to the National Tax Bureau.

Tenet’s expansion to other locations is anticipated and contingent on the availability of financing to support foreseeable hardware and personnel costs to Dalian Beigang.

MARKET POTENTIAL

We do not know the exact number of commercial taxpayers there are in China; we do know the number is significant and we know it is growing as more businesses are reporting. Assuming the Chinese Government will maintain its goal to require all commercial taxpayers to file and report their Federal taxes on-line and that the private sector can provide the application system for individual taxpayers to interface with the Tax Bureau system, the market is very significant.

We do know that the initial experience in Dalian indicates that online filing is being welcomed not only by the Dalian Tax Bureau but also by commercial taxpayers themselves. We also know that Dalian is nationally recognized as progressive and the city’s innovations are often adopted elsewhere in China.

The internet website of the Beijing weekly newspaper/magazine www.bjreview.com has included commentary on Dalian as being a progressive city. One article entitled “What City is Stronger in Competition,” provides lists and comments on 24 cities in China (writer: Ni Pengfei). The article includes ranking of 24 cities in China based on data in questionnaires from experts and residents Of the 24 cities, the top ten were Shanghai, Shenzhen, Guangzhou, Beijing, Xiamen, Wuxi, Tianjin, Dalian, Hangzhouand and Nanjing successively. The comment on Dalian is that it is the highest rated in terms of management and city good fame.

Business Taxpayers in Dalian and Liaoning Province

If one considers the number of commercial taxpayers in Dalian, a medium size city by China’s standards with a population of 5.4 million, it has:

  In excess of 35,000 commercial taxpayers

Dalian is located in Liaoning Province, which has 13 other large cities each with an average of 20-30,000 taxpayers, save for its capital, Shenyang, which is 25% larger than Dalian.

Populations in other Liaoning cities are estimated at:

Shenyang	6.7 million
Dalian	5.4 million
Anshan	3.4 million
Fushun	2.2 million
Jin Zhou	3.0 million
Dandong	2.4 million
Yingkou	2.2 million

Jilin and Heilongjiang Provinces

Elsewhere in northeastern China are two provinces with significant populations.

Jilin province, population 28 million, has 6 large cities which are:

Changchun	6.9 million
Jilin	4.3 million
Siping	3.2 million
Songyuan	2.7 million
Tonghua	2.2 million
Baisan	1.3 million

Heilongjiang Province, with a population of 37 million, has 11 cities with an average number of 20-40,000 taxpayers which include:

Harbin	9.3 million

Daqing	2.4 million
Suihua	5.3 million
Qiqihar	5.5 million
Maudaijiang	2.6 million

Dalian Beigang’s plan is to expand in the three Northern Provinces given the number of National Tax Bureau offices and Government officials in the region who have seen Tenet’s initial successes in Dalian and Yingkou and who support the system’s adoption.

Other Provinces and Zones in China

The latest China census lists 666 cities of significant populations including Beijing, which has a population of over 15 million and is one of the two most technologically and economically advanced metropolitan areas in China. 21% of China’s population of 1.25 billion (over 260 million) lives in these 666 cities.

MARKETING

Dalian

In Dalian, the Company’s marketing program is well established and enjoyed almost immediate success with the National Tax Bureau office. We implemented our initial marketing efforts in 2001 with the complete cooperation and support of the Dalian national tax bureau.

The Tenet system has been operating reliably for more than five years in Dalian, and we have built good relationships with officers of the Dalian National Tax Bureau and the State Administration of Taxation. Promotion of the Tenet system in a number of cities in China was recommended by these officers.

No formal marketing agreements are in place between the Dalian national tax bureau and us.

Nationally

A three-pronged marketing strategy:

1.	A program to ensure that the senior and middle management of the National tax bureau are fully informed about Tenet.

2.	A program to actively market the adoption of the Tenet System to National Tax Bureau offices.

3.

A program to actively seek qualified Licensees to date is simply relying upon Dalian Beigang’s network in China. A significant effort to identify additional qualified Licensees will defer to the need to raise capital to fund such growth.

Dealing with Taxpayers Directly

Taxpayers are individually met by Dalian Beigang sales staff to discuss whether their equipment meets the requirements of the system. If not, the taxpayer may choose to upgrade their computer system.

Once the taxpayer’s system meets the Tenet requirement, the taxpayer signs a standard use agreement that requires they use Tenet to file taxes, to pay the agreed upon fees, and that they open a special account with an approved bank through which taxes will be paid.

The taxpayer designates a person or persons to be trained on the System. Training varies depending upon the skills of the designate. Online training and CD’s have been developed to reduce the face-to-face requirement. Dalian Beigang has classroom facilities that can train 120 new subscribers each day; two half-day sessions of 60 subscribers each. Typically it takes 2 hours for the average designate to become comfortable with the system.

Dalian Tax Bureau

The National Tax Bureau office also demonstrates the Tenet System to new Subscribers in groups of up to 100. These sessions reinforce the connection that Tenet has with the Tax Bureau, which tends to differentiate the service Dalian Beigang provides from that of other commercial IT providers.

In Dalian, the National Tax Bureau office has approved all major banks to be part of the online system. Over time, other banks will be allowed to connect to the system. Each taxpayer is required to establish an account with one of the approved banks, as that account will be used to pay the taxpayer’s monthly tax bill.

Pricing

The Dalian Tax Bureau and Dalian’s Price Bureau have both reviewed and approved a prepaid annual subscriber fee of 1,200 Rmb. for taxpayers. Dalian Beigang has adopted a pricing strategy of 1,200 Rmb for year one to all new subscriptions and then decreasing in incremental amounts over three years to a base of 600 Rmb per year thereafter. To ensure prompt payment of fees, the Tenet system will flash a message to each taxpayer one month before payment due date. Taxpayers cannot access the system after the due date.

The fees are considered affordably priced and have economic value to the subscriber by reducing labor costs. Fees in other cities are expected to be similar to those approved for Dalian. It is not known if every Pricing Bureau in each new location will adopt the same pricing schedule as adopted in Dalian, nor whether the Dalian Pricing Bureau might in the future ask that the fees be reduced. There is no expectation of such action nor is there precedent regarding such a request by the Pricing Bureau to modify pricing.

Promotion and Advertising

The Beijing office of Dalian Beigang coordinates all promotion and overall marketing efforts. This entails coordination with potential Licensees and local Tax Bureaus and providing templates for advertising by various means.

The Tenet has received national recognition for being a fully integrated system through a number of media articles and television coverage. In Dalian, there has been extensive coverage of Tenet through market awareness programs initiated by the National Tax Bureau local office.

Current and Proposed Staffing Requirements

Dalian Beigang currently operates with a staff of 46 in Dalian, 3 in Yingkou and 3 in Beijing. One director operates from North American offices located in Vancouver, Canada.

Each city license will require between 2 and 4 software technicians and a city manager to be located in the local National Tax Bureau office on a permanent basis.

Additional senior management personnel will be recruited on an individual merit basis. Customer support personnel require a junior college or technical college degree. Software engineers require a minimum of a computer science degree.

Environmental Impact

None of the Company's activities utilize any hazardous materials or results in any discharge of pollutants into the environment. The Company believes it complies fully with all environmental laws and regulations.

Employees

The 53 current staff members of Northport and Dalian Beigang are employed as follows:

Management	8
Accounting	2
Sales	13
Service	9
Software Design	6
R and D	8
Yingkou Office	3
Beijing office	3
North American Office	1

Total	53

REGULATION

There are no regulatory issues affecting the Company not common to all businesses.

LEGAL PROCEEDINGS

The Company is engaged from time to time in routine legal proceedings, none of which was material to the Company's operations on the date of this filing document.

DESCRIPTION OF PROPERTY, OFFICES AND WAREHOUSE FACILITY

The Company currently maintains a small office in Vancouver, Canada at #1100-1200 W. 73rd Ave. Vancouver, BC, Canada V6P 6G5, which is provided free of charge by a Company director. The telephone number used at the location is 604-267-3038.

The Company’s Dalian business operates from a 557 square meter office facility located at Suite #512, A. No. 1 Huoju Road Qixianlinq Industrial Base – High-Tech Zone, Dalian, China. The terms of the lease are year-to-year with automatic renewal at a rate of one (1) Yuan per square meter per day ($24,793 per annum).

Dalian Beigang operates in Beijing from a 109 square meter office facility located in the Century Golden Resources Hotel on the West Fourth Ring Road. The office is owned by the president of the Company, Zhao Yan, and is provided on a rent-free basis.

Dalian Beigang operates a website at www.npca-usa.com.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Overview

We were incorporated in Colorado as dotcom.netmgmt.com Inc. on July 25, 2000. The authorized number of common shares was set at 25,000,000 at a par value of $0.001 with no preferred shares authorized. On August 1, 2000, 1,625,000 founder shares were sold to each of J.P. Beehner and Dorothy Mortenson at a cost of $0.001 per share or $1,625.00 each. Such shares were issued in exchange for services provided by the two founders and were sold under provision of Section 4(2) of the Securities Act.

On August 5, 2000, a further 3,000,000 shares were sold to fifteen shareholders in blocks of 200,000, each at a cost of $0.001 per share. This original issuance was authorized by the Board of Directors on August 5, 2000, in accordance with Sections 3(a) (11) and 4(2) of the Securities Act and also Article 581-5 1(Q) and (C).

The original planned business was an Internet website designed to assist small business owners. This website was to have several features to make it valuable to users with simplicity being the primary asset. The basic premise for the system was that customers were free to search the website for goods without having to be a member or pay a service charge first. Anyone could freely browse the website looking at listed merchandise. When the customer decided to purchase, they simply click on the “Buy” icon and followed the simple procedures to purchase. Payment could be made through any major credit card, personal checks, money orders and Paypal.

From formation until 2004, we engaged in no significant operations other than organizational activities. We received no revenues during this period. On April 28, 2004, we held a special shareholder’s meeting at which our authorized capital was increased from 25,000,000 common shares, $0.001 par value to 100,000,000 common shares, $0.001 par value. At the same meeting the two original directors and officers, J.P. Beehner and Dorothy Mortenson, resigned and Zhao Yan, Zhong Bo Jia and James Wang were elected as new directors. Zhao Yan was appointed president and James Wang appointed as secretary/treasurer. At the same meeting the issued common shares of 6,250,000 were split on a four to one basis resulting in a new total of 25,000,000 common shares. At the same meeting our name was changed from dotcom-netmgmt.com Inc to Northport Capital Inc.

We entered into an agreement dated June 23, 2005, to acquire 100% of Dalian Beigang Information Industry Development Company Limited, an existing Chinese tax software and data processing business. The June 23, 2005 agreement required Company shareholder approval as well as PRC government approval by way of the issuance of a business license for the revised corporate structure, which would be a Wholly Owned Foreign Enterprise (“WOFE”). The purchase price for 100% of the equity in Dalian Beigang was $150,000 US. Pursuant to Chinese laws, within one year after approval of a business license for a WOFE by the Chinese government, the Purchaser must pay the purchase price to the Sellers.

A special shareholders meeting was called and held on August 19, 2005, at which time re-election of the three existing directors was approved and the acquisition of Dalian Beigang was approved.

The issuance of the new business license was delayed and a directors meeting held on December 28, 2005, approved an extension to closing. At the time of the directors meeting, the directors were also aware that new regulations were in the process of being issued which would allow us to issue treasury shares as the Purchase Price instead of the $150,000 US as originally agreed to. Should such an option be available to us, the Directors approved a resolution to issue 1,500,000 new treasury shares to the shareholders of Dalian Beigang as full purchase price for 100% of the equity in Dalian Beigang, in lieu of the $150,000 US as originally agreed to. At the directors meeting, it was unanimously resolved that the original Agreement between Dalian Beigang and us be amended to reflect a closing date on or before June 30, 2006. An amendment to the original June 23, 2005 agreement was prepared, agreed to and signed by all parties on January 16, 2006.

The Chinese government approved the business license for the WOFE on May 17, 2006, at which time the acquisition closed.

Our authorized capital stock now consists of 100,000,000 shares of common stock, $0.001 par value per share, of which 26,500,000 shares are currently issued and outstanding, fully paid and non-assessable. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any of our authorized and unissued common or other securities.

Dalian Beigang is a Chinese Wholly Owned Foreign Enterprise, duly organized, validly existing and in good standing under the laws of the People’s Republic of China. The original business enterprise was incorporated in the PRC on June 20, 1997. The business license issued to Dalian Beigang expires on June 19, 2007, and is renewable.

In accordance with the Articles of Association of Dalian Beigang, the registered capital of the Company at the date of incorporation of June 20, 1997, was $144,928 (RMB 1,200,000) which was fully paid on June 19, 1997, in cash by the stockholders. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common or other equities of Dalian Beigang.

We have adopted the reverse merger accounting method in treating the merger transaction between Northport Capital Inc. and Dalian Beigang in the 2006 Northport Capital Inc consolidation where the acquiree entity, Dalian Beigang is treated as the continuing reporting entity that acquired Northport Capital Inc.

Business Operations

Our business operations are entirely conducted through our wholly owned Chinese subsidiary, Dalian Beigang. The China business is principally engaged in provision of platforms to customers in Dalian for electronic filing of tax returns and payment of taxes. In accordance with the business permit, our right of operation expires on June 19, 2007 and is renewable. As of June 30, 2006, we had 9,986 subscribers to the Tenet system which operates in the city of Dalian in Liaoning province.

By way of a co-operation agreement, Lenovo Corporation is involved in operation of the Tenet system in the city of Yingkau also in Liaoning province with Dalian Beigang providing support for this. The Yingkau operation had 920 subscribers as at June 30, 2006.

We intend to expand our tax payment platform business operations to other Chinese cities as we can afford to do so. Expansion will require additional capital expenditures for computer systems, tax office interfaces, bank interfaces, and training staff recruitment. In addition, advertising and promotion costs required to introduce Tenet in new locations will be a material cost.

The business may elect to enter joint ventures with China companies and management is in discussions with a number of potential joint venture partners. Expansion will require capital which we have yet to confirm availability.

Investment in Digital Photographic Printing Technology

In mid 2005, management of Dalian Beigang was introduced to a digital photo processing technology being developed by a young Beijing engineer. The project required funding and the Company’s management approved a decision to invest funds to develop the technology to a level where it could be commercially analyzed. A trade name of Colorstar was registered with the China State Administration for Industry and Commerce in China as well as a Chinese patent applied for on the technology. Total expenditures on research and development undertaken by Dalian Beigang on this project were charged to general and administrative expenses for the years ended December 31, 2005 and 2004 and such expenditures amounted to $88,868 and $0 respectively. From January 1, 2006 until June 30, 2006, a further $35,672 was expended on the project. Total expenditures on the project were $124,540 to June 30, 2006.

The Company’s tax intranet software business remains its core business. The research and development on Colorstar has been undertaken separate from the core business of the Company. A wholly owned subsidiary, Dalian Colorstar Digital Technology Co.Ltd., is to be established to commercialize the technology if it is deemed viable.

The project involves the development of a user-operated, stand alone, digital photo developing and printing network operating system controlled through a proprietary network server with terminals and self serve digital photo developing printers. The stand-alone devices would provide users with digital print images equivalent to regular photographic pictures.

Currently the system network and self-serve digital printer design are at a pilot test stage. All intellectual property rights are reserved in the company name.

The design and manufacture of the network and the self-help digital photo-developing printer are the most important points in the project, and various test machines have been developed. One model operated on a basis without any promotion value; a second model was unusable because of low output speed and long waiting times; and a third model machine realized all design functions but because of large volume requirements, high cost and questionable intellectual property rights, it was not suitable for commercial development. A fourth model machine is in a pilot test stage.

The network management server has reached a finished design stage with a basic structure and main modular design completed for management and control functions.

Dalian Beigang retained the services of Dalian Dongfang Market Research Co., Ltd. ( Dongfang), an established Dalian market research organization, for the purpose of determining the present status of the northeast China digital printing market as well as determination on possible market acceptance and development of the Colorstar project.

Dongfang’s research was undertaken in Beijing, Shenyang and Dalian and included sampling from consumers (local citizens, tourists and professionals), imaging shop proprietors (color film processing shops and photo-printing collection agencies), as well as convenience stores, lottery shops and advertising agencies and companies.

Dongfang determined that the Chinese market is in a stage of rapid increase of sales of digital cameras. Since the end of 2005, an increase of 30% to 50% for digital printing has been shown in larger cities- in fact, higher than for traditional film printing. In addition, there are now millions of mobile phones with a camera function, and these camera cellular phones are expected to reach a level of 70% in the China market.

Traditional digital color printing shops in the Chinese domestic market utilize equipment technology of one of four brands including Kodak, Fuji, Konica and Lucky, of which Kodak has about a 70% market share.

Fuji digital printing machine technology has been in a leading position in the China industry, enjoying the capability for producing stand alone devices and establishing network platforms, as well as providing customer financing. Doli, a China domestic manufacturer of production-type digital printing machines, has good quality equipment but which has little strength in providing additional functions and network operating management platforms.

Based on data supplied by Dongfang, management’s their analysis showed that both the operational mode and technological advantages of the Colorstar project were recognized by the China market. However, the project must improve its technological level, perfect its equipment quality, and also establish and implement detailed and effective marketing plans, in order for it to be commercially viable.

Management has determined that the project in China could require significant and substantial funding in order to successfully launch in China. Accordingly management believes that it is premature to state that they will proceed in a commercial way on this project. The financing required will likely result in the Company losing equity control of the project to other, more established and better financed companies.

Critical Accounting Policies and Estimates

General

Management's discussion and analysis of financial conditions and results of operations are based upon the Company's consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Revenues are received upon execution of new Tenet subscription contracts. Annual fees are paid in advance and are 1200 Yuan for year one; 960 Yuan for year two; 720 Yuan for year three and 600 Yuan each year thereafter. As at June 30, 2006, Dalian Beigang had a total of 9,986 subscribers which reflected a net loss in subscribers of 82 during the previous 12 months and a net loss of 675 over the previous twenty-four months. For the year ended December 31, 2004 there were 10,384 renewals and 277 new subscribers. For the year ended December 31, 2005, there were 10,068 renewals and 169 new subscribers.

In Yingkau, a joint venture Tenet operation is operated by Lenovo Corporation and there were 920 subscribers as at June 30, 2006 compared to 840 as at June 30, 2005. Fees charged to subscribers in Yingkau are similar to those in Dalian. Dalian Beigang receives 30% of fee revenues from the Ying Kou operations, once subscribers exceed 1000 in total.

All fees are paid annually in advance. Access to the Tenet system requires password usage which is altered annually at renewal dates.

Typically, sales representatives sign up new subscribers after which subscribers attend training sessions at the Dalian office facility. Thereafter, new subscribers are eligible to attend additional training sessions at no charge if needed.

Customer credit worthiness and bad debts are not material issues in the business.

Revenues are recognized upon subscription sign-on dates. Contract revenues, where the subscription terms extend beyond our year-end, are recognized under the percentage-of-completion method. The percentage of completion is determined by computing the percentage of the subscription period completed. As at June 30, 2006, a total of $166,851 was classified as deferred revenue.

Inventories

We hold no inventories other than computer modems for resale. At June 30, 2006, our inventory was valued at $397. Inventories are stated at the lower of cost or market value, cost being determined on a first in first out method.

Impairment of Long-Lived Assets and Long-Lived Assets of which to be Disposed

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the impairment or disposal of Long-Lived Assets,” long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long- lived assets. The Company reviews long-lived assets to determine that carrying values are not impaired.

Income and Other Taxes and Obligatory Payments

US Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment.

In China, income tax is computed according to the relevant laws and regulations in the PRC. The Company being registered as a new and high technology enterprise is entitled to an income tax reduction. According to the document of reductions approved by the local tax bureau, the income tax rate was reduced from 33% to 15%. On application for further tax benefits, the local tax bureau approved exemption of income tax on net income earned up to 2004. The income tax expenses for 2005 and 2004 were $28,096 and $0 respectively. In addition, the business in China has a number of other mandated tax requirements.

Our full time employees are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. We are required to accrue for those benefits based on certain percentages of the employees’

salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits. The total provision and contributions made for such employee benefits was $18,942 and $17,433 for the years ended December 31, 2005 and 2004, respectively. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

We are required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP.

The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. During 2005 and 2004, we appropriated $0 and $51,387, respectively, to the statutory surplus and public welfare funds based on our net income under PRC GAAP.

Effect of Recent Accounting Statement Announcements

Based on discussion with our auditor, we determined the following announcements had potential effect on our business. The auditor comments are as follows:

Statement No. 156 – Accounting for Servicing of Financial Assets (Issued 03/06) This Statement amends FASB Statement No. 140 and requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007.

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), and superseding APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The guidelines of this statement are not applicable to us.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs -- an amendment of ARB No. 43, Chapter 4"(“SFAS 151”) This statement clarifies the criteria of "abnormal amounts" of freight, handling costs, and spoilage that are required to be expensed as current period charges rather than deferred in inventory. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective as at July 1, 2005. The guidelines of this statement are not applicable to us.

In December 2004, the FASB issued SFAS no. 153, “Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29.” This Statement addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. This Statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The guidelines of this statement are not applicable to us.

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions an amendment of FASB Statements No. 66 and 67.” This Statement amends FASB Statement No. 66, “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate timesharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate

Time-Sharing Transactions.” This Statement also amends FASB Statement No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The guidelines of this statement are not applicable to us.

SFAS No. 154 (“SFAS 154”), “Accounting Changes and Error Corrections,” was issued in May 2005, and replaces APB Opinion No. 20 and SFAS No. 3 (“SFAS 3”). SFAS No. 154 requires retrospective application for voluntary changes in accounting principle in most instances and is required to be applied to all accounting changes made in fiscal years beginning after December 15, 2005. Our January 1, 2006 adoption of SFAS No. 154 is not expected to have any material impact on its results or financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. We are currently evaluating the impact this new Standard, but we believe that it will not have a material impact on our financial position.

Results of Operations

Three Months Ended June 30, 2006, Compared to the Three Months Ended June 30, 2005

Total revenues for the quarter ended June 30, 2006, decreased by approximately $84,056 or 44.6% from the same period in the prior year. This decrease resulted from slower numbers of new subscribers being signed on as well as a significant percentage of total subscribers reaching their first renewal stage with a fee decrease from 1,200 Yuan to 720 Yuan per annum.

No customer accounted for more than 10% of our revenues during those periods.

Gross profit for the quarter ended June 30, 2006, reflected a decrease of $74,886 compared to the quarter ended June 30, 2005. Gross profit (loss) as a percentage of revenues decreased from 68.4% for the quarter ended June 30, 2005, to 51.7% in the current quarter. The change was due primarily to lower revenue volumes.

General and administrative expenses increased by $2,890 or 6.7% for the quarter ended June 30, 2006, compared to the same period last year. A total of $21,619 was expended on research on digital photo technology which Dalian Beigang believes may have future potential. We have instituted ongoing cost savings and expense reduction actions so as to maintain similar service level capabilities in the face of impaired revenues.

Six Months Ended June 30, 2006, Compared to the Six Months Ended June 30, 2005

Total revenues for the half-year ended June 30, 2006, decreased by approximately $175,673 or 44% from the same period in the prior year. This decrease resulted from slower numbers of new subscribers being signed on as well as a significant percentage of total subscribers reaching their first renewal stage with a fee decrease from 1200 Yuan to 720 Yuan per annum.

No customer accounted for more than 10% of our revenues during those periods.

Gross profit for the half year ended June 30, 2006, reflected a decrease of $155,304 compared to the half year ended June 30, 2005. Gross profit (loss) as a percentage of revenues decreased from 67.9% for the half year ended June 30, 2005, to 51.7% in the current half year. The change was due primarily to lower revenue volumes.

Selling, general and administrative expenses decreased by $12,394 or 14% for the half year ended June 30, 2006, compared to the same period last year. We have instituted ongoing cost savings and expense reduction actions so as to maintain similar service level capabilities in the face of impaired revenues. A total of $35,672 was expended on a research project involving digital technology which Dalian Beigang believes may have future potential.

Fiscal Year Ended December 31, 2005, Compared to Fiscal year Ended December 31, 2004

Prior to December 31, 2005, we had no active business operations. There were no revenues in either 2005 or 2004.

General and administrative expenses were $9,417 in 2005, as compared to $11,922 in 2004; a decrease of 21%. Professional fees for 2005 were $5,353 as compared to $5,004 in 2004. Losses from operations were $ 14,770 in 2005 as compared to $16,926 in 2004 with the loss reduction due to reduced G and A costs. After consideration for imputed interest expenses of $1,722 in 2005 and $ 925 in 2004, net losses for the comparable year periods of 2005 and 2004 were $ 16,492 and $ 17,851 respectively.

Dalian Beigang

Dalian Beigang has a business of providing platforms to customers in Dalian China for electronic filing of federal tax returns and payment of taxes. Revenues take the form of annual fees paid by new and renewing subscribers. We provide services to our customers based on fixed-price contracts. We recognize services-based revenue from all of our contracts when the service has been performed, the customer has approved the completion of services and an invoice has been issued and collectability is reasonably assured. Revenue received by us for future services not yet performed is deferred.

Fiscal Year Ended December 31, 2005 Compared to Fiscal Year Ended December 31, 2004

Total revenues for fiscal year 2005 were $706,923, a decrease of $329,950 or 31.8%, from fiscal year 2004 revenues of $1,036,873.

The revenue decrease was primarily due to a reduction in new subscribers plus the fact that a substantial number of existing subscribers were renewing and renewal fees are up to 50% of new subscriber fees.

Total subscribers at December 31, 2005, were 10,237; at December 31, 2004, they were 10,661; and at December 31, 2003, they were 10,034. For the year ended December 31, 2004 there were 10,384 renewals and 277 new subscribers. For the year ended December 31, 2005, there were 10,068 renewals and 169 new subscribers.

No customer accounted for more than 10% of our revenues in fiscal years 2005 and 2004.

Gross profit (loss) for fiscal year 2005 reflected an unfavorable change of $297,033 compared to fiscal year 2004. Gross profit as a percentage of revenues decreased from 70.5% in fiscal year 2004 to 61.5% in fiscal year 2005. The unfavorable change in gross profit (loss) was due primarily to the decreased numbers of new subscribers.

Selling, general and administrative expenses decreased by $183,938 or 47%, during fiscal year 2005 compared to the previous year. This reduction resulted from positive management decisions which resulted in significant savings in costs and expenses in operations.

Liquidity and Capital Resources

For the six months ended June 30, 2006, our cash and cash equivalents increased by $4,517 to $24,516. The increase in cash was due primarily from reduced cash needs of operating activities. For the six months ended June 30, 2005, our cash and cash equivalents decreased by $11,792.

During the period ended June 30, 2006, we borrowed $100,000 from a third party as an interest free note payable. The note, which was due November 2006, is guaranteed by one of our stockholders. Terms of the note have been amended to reflect a due date of May 2007.

Contractual cash commitments for the fiscal years subsequent to June 30, 2006, are summarized as follows:

  We lease office spaces from third parties under two operating leases which expire on January 31, 2007, and March 9, 2007, respectively, at a monthly rental of $652 and $1,469 respectively.
  As at June 30, 2006, we had outstanding commitments of $16,307 with respect to the above non- cancelable operating leases, which are due in 2007.

Trends and Uncertainties That May Affect Future Results

For the six-month period ended June 30, 2006, our cash and cash equivalents increased by $4,517, compared to a decrease of $11,792 for the comparable period ended June 30, 2005. This increase during this most recent half year has resulted from receipt of loan proceeds and from the effects of the cost and expense savings implemented by management during the period.

We must be able to generate sufficient capital to advertise and promote our Tenet system to Dalian businesses not yet utilizing the system. The local national tax authorities support our program and competitive systems in Dalian are not likely given the issues of compatibility and potential problems with different interfaces. As of June 30, 2006, Beigang had 9,986 subscribers of a total potential market of 35,000 business enterprises in Dalian alone.

As reflected in the accompanying financial statements, we had an accumulated deficit of $240,073 at June 30, 2006. Our current liabilities exceed our current assets by $272,467 and we used cash in operations of $93,414. Our auditor commented that these factors raise substantial doubt about our ability to continue as a going concern.

Management has taken steps to revise our operating and financial requirements, which we believe are sufficient to provide us with the ability to continue as a going concern. We are now pursuing additional funding and potential merger or acquisition candidates, which would enhance stockholders’ investment. Management believes that the above actions will allow us to continue operations through the next fiscal year.

MANAGEMENT

Directors and Executive Officers:

Name	Age	Position with Company
Yan Zhao	52	Chairman of the Board, Chief Executive Officer
Zhong Bo Jia	52	Vice President and Director
James Wang	54	Director

Yan Zhao – Chairperson and President

Yan Zhao is Chairperson and President of Dalian, China based, Dalian Beigang Information Industry Development Co. Ltd., which she co-founded in 1997. Prior to 1997, she spent five years as general manager of Dalian Electronic and Telecommunication Co. Ltd. From 1969 to 1992, she was general manager of the Dalian Post and Telecommunication Bureau. Yan Zhou is a 1976 Bachelor of Science graduate of Chang Chun Post and Telecommunications College. She became President and director of Northport in April 2004.

Zhong Bo Jia – Vice President and Director

From 1992 until co-founding Dalian Beigang Information Industry Development Co. Ltd. in 1997, Mr. Jia was President of Dalian Electronic and Telecommunication Co. Ltd. From 1969 to 1973 and from 1977 to 1992, he was with the Dalian Post and Telecommunication Bureau as Vice General Manager. Mr. Jia is a 1977 Bachelor of Science graduate from Beijing Post and Telecommunication University. He became a director of Northport in April 2004.

James Wang – Director and Secretary

James Wang, a Canadian citizen, has experience in business in both Canada and the US in areas of distribution and technology. Since 2001 and over the past five years, he has devoted his time and efforts with Dalian Beigang as a marketing consultant. He has been extensively involved in assisting the management of the Dalian business in aspects of their core business and also assisting the Company in planning a US share listing. He became a director of Northport in April 2004. In February 2006, he changed his legal name from Richard Wang to James Wang.

Directors

Directors serve for a term of one year or until their successors are elected and qualified. Directors do not receive cash compensation for serving as such.

Executive officers are appointed by and serve at the will of the Board of Directors. There are no family relationships between or among any of the directors or executive officers of the Company except Yan Zhao and Zhong Bo Jia who are husband and wife.

Promoters

By virtue of their activities in founding and organizing the Company, as well as their beneficial ownership of its voting securities, Yan Zhao, Zhong Bo Jia and James Wang may be deemed to be "promoters" of the Company.

Related Party Transactions

None

EXECUTIVE COMPENSATION

The following summary compensation table sets forth certain information regarding compensation paid during each of the two fiscal years ending on December 31, 2004, and 2005, to the persons serving as the Company's chief executive officer and each officer.

Annual Compensation

Name and Principal Position	Fiscal Year	Salary Compensation	Commissions (2)

Yan Zhao Chairman	2004 2005	144,000 Rmb 144,000 Rmb	0 0

Zhong Bo Jia Vice President	2004 2005	96,000 Rmb 96,000 Rmb	0 0

James Wang Secretary	2004 2005	0 0	0 0

There are no employment agreements with any executive officers. There are no bonus or incentive plans in place.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of June 30, 2006, the Company’s outstanding Common Stock owned of record or beneficially by each Executive Officer and Director and by each person who owned of record, or was known by the Company to own beneficially, more than 5% of the Company’s Common Stock, and the shareholdings of all Executive Officers and Directors as a group. Each person has sole voting and investment power with respect to the shares shown.

NAME	SHARES OWNED	PERCENTAGE OF SHARES OWNED
Zhao Yan	5,750,000	21.7%
Zhong Bo Jia	3,375,000	12.7%
James Wang (1)	2,375,120	8.9%

Note (1) Richard Wang changed his legal name to James Wang effective February 28, 2006. The Company is not aware of any arrangement which might result in a change in control in the future.

The addresses of the principal shareholders are:
Zhao Yan:
7th Floor,
21 Huabin Street
Xigang District
Dalian, Liaoning Province, China

Zhong Bo Jia:
Room 504,
32 Kang Zhuang Street
Bai Yun Xin Chun
Xigang District, Dalian, Liaoning Province, China

James Wang:
#1100,1200
W. 73rdAvenue
Vancouver, BC, Canada, VP6 6G5

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of the Company’s common stock. This summary is subject to and qualified in its entirety by the Company’s articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this Prospectus forms a part, and by the applicable provisions of Colorado law.

The Company’s authorized capital consists of 100,000,000 shares of common stock, par value of $0.001 per share, of which 26,500,000 are issued and outstanding. The articles of incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance the Company’s common stock.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of the Company’s common stock are issued, the relative interests of existing shareholders may be diluted.

There is no provision in the Company’s articles of incorporation or bylaws that would delay, defer or prevent a change in control of the Company.

Common Stock

Voting Rights. Each holder of shares of common stock is entitled to one vote for each share of common stock for the election of directors and on each other matter submitted to a vote of the stockholders of the Company. The holders of common stock have exclusive voting power on all matters at any time.

Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, holders of shares of common stock are entitled to share ratably in distributions of any assets after payment in full or provision for all amounts due creditors and provision for any liquidation preference of any other class or series of stock of the Company then outstanding.

Dividends. Dividends may be declared by the Board of Directors and paid from time to time to the holders of common stock, on such record dates as may be determined by the Board of Directors, out of the net profits or surplus of the Company.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this Prospectus will be passed upon for the Company by James Vandeberg of The Otto Law Group of Seattle, Washington.

EXPERTS

The financial statements of Northport Capital Inc. (previously Dotcom-netmgmet.com Inc.) (a development stage company) for the years ended December 31, 2005 and 2004 and the financial statements of Dalian Beigang Information Industry Development Company Limited for the years ended December 31, 2005 (Consolidated) and 2004, as listed below, included in this Prospectus have been included herein in reliance upon the reports of Jimmy C.H. Cheung & Co, Certified Public Accountants, given on the authority of said firm as an expert in auditing and accounting.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws require that we indemnify our directors and officers who are or were a party to, or are threatened to be made a party to, any proceeding (including a derivative action if the director or officer is not found liable to us), against all expenses reasonably incurred by a director or officer in connection with such a proceeding (including expenses, judgments, fines and amounts paid in settlement), if the director or officer acted in good faith, in a manner he or she believed was not opposed to our best interests, and, with respect to a criminal proceeding, had no reason to believe that his or her conduct was unlawful.

Our bylaws generally require that we advance to our directors and officers’ expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse us for such advances if it is ultimately found that the director or officer is not entitled to indemnification. In addition, our bylaws permit us to purchase insurance on behalf of our directors and officers against any liability asserted against them in such capacity. We intend to obtain such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy and information statements, and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F. Street N. E., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission at http://www.sec.gov.

No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale of common stock made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this Prospectus to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation.

NORTHPORT CAPITAL INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2006 (UNAUDITED)
The accompanying notes are an integral part of these financial statements

NORTHPORT CAPITAL INC.

F-i

NORTHPORT CAPITAL INC.

CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2006 (UNAUDITED)
The accompanying notes are an integral part of these financial statements

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$24,516
Inventories, net	397
Other receivables and prepaid expenses	6,819
Due from a stockholder	57,929
Prepaid income tax	3,902
Total Current Assets	93,563

PROPERTY AND EQUIPMENT, NET	105,131
TOTAL ASSETS	$198,694

LIABILITIES AND STOCKHOLDERS' DEFICITS

CURRENT LIABILITIES
Other payables and accrued expenses	$40,740
Note payable	100,000
Value added tax and other taxes payable	510
Deferred revenue	166,851
Total Current Liabilities	308,101

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' DEFICITS
Common stock ($0.001 par value, 100,000,000 shares authorized,
26,500,000 shares issued and outstanding as of June 30, 2006)	151,178
Additional paid in capital	(12,857)
Retained earnings (Accumulated deficits)
Unappropriated	(369,970)
Appropriated	129,897
Accumulated other comprehensive loss	(7,655)
Total Stockholders' Deficits	(109,407)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICITS	$198,694

NORTHPORT CAPITAL INC
CONDENSED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
The accompanying notes are an integral part of these financial statements

	For the three months ended June 30,		For the six months ended June 30,
	2006		2006
	(Consolidated)	2005	(Consolidated)	2005

NET SALES	$104,077	$188,133	$222,789	$398,462

COST OF SALES	(50,266)	(59,436)	(107,428)	(127,797)

GROSS PROFIT	53,811	128,697	115,361	270,665

OPERATING EXPENSES
General and administrative	45,436	42,546	76,572	88,966
Professional fees	-	-	-	-
Research and development expenses	21,619	-	35,672
Depreciation	5,252	7,864	10,526	15,712
Total Operating Expenses	72,307	50,410	122,770	104,678

INCOME FROM OPERATIONS	(18,496)	78,287	(7,409)	165,987

OTHER INCOME (EXPENSES)
Other income	591	752	1,186	1,185
Interest income	11	65	43	103
Imputed interest income on due
from a stockholder	843	-	1,679	-
Interest expenses	-	(9,144)	-	(9,313)
Loss on disposals of property
and equipment	(5,718)	(640)	(5,718)	(640)
Other expenses	(471)	(423)	(801)	(671)

Total Other Income (Expenses)	(4,744)	(9,390)	(3,611)	(9,336)

(LOSS) INCOME FROM OPERATIONS
BEFORE TAXES	(23,240)	68,897	(11,020)	156,651

INCOME TAX	153	(10,334)	(3,597)	(23,497)

NET (LOSS) INCOME	(23,087)	58,563	(14,617)	133,154

OTHER COMPREHENSIVE LOSS
Foreign currency translation loss	-	-	(864)	-

COMPREHENSIVE (LOSS) INCOME	$(23,087)	$58,563	$(15,481)	$133,154

(LOSS) EARNING PER SHARE
Basic and diluted	$(0.00)	$0.04	$(0.00)	$0.09

WEIGHTED AVERAGE NUMBER
OF SHARES - Basic and diluted	7,577,348	1,500,000	7,577,348	1,500,000

NORTHPORT CAPITAL INC

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
The accompanying notes are an integral part of these financial statements

	Six months ended June 30
	2006
	Consolidated	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(14,617)	$133,154
Adjusted to reconcile net income to cash (used in)
provided by operating activities:
Depreciation - cost of sales	18,420	26,979
Depreciation	10,526	15,712
Loss on disposals of property and equipment	5,718	640
Imputed interest income on due from a stockholder	(1,679)	-
Changes in operating assets and liabilities
Decrease (Increase) in:
Accounts receivable	1,128	2,858
Inventories	(36)	31
Other receivable and prepaid expenses	3,810	(30,509)
Prepaid income tax	3,547	15,258
(Decrease) Increase in:
Other payable and accrued liabilities	(16,506)	(8,742)
Deferred revenue	(101,379)	(145,154)
Value added tax and other taxes payable	(2,346)	(1,373)
Net cash (used in) provided by operating activities	(93,414)	8,854

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment		(8,805)
Due from a stockholder	(488)	-
Proceeds on disposals of property and equipment	-	(4,106)
Net cash used in investing activities	(488)	(12,911)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of car loan payable	-	(7,735)
Additional paid in capital	(717)	-
Loan borrowed	100,000	-
Net cash provided by (used in) financing activities	99,283	(7,735)

EFFECT OF EXCHANGE RATES ON CASH	(864)	-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,517	(11,792)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	19,999	35,515

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$24,516	$23,723

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$-	$8,239

NORTHPORT CAPITAL INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS AS OF JUNE 30, 2006 (UNAUDITED)

NOTE 1	BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's consolidated financial position at June 30, 2006, the results of operations and comprehensive loss for the three and six months ended June 30, 2006 (consolidated) and 2005, and cash flows for the six months ended June 30, 2006 (consolidated) and 2005. The consolidated results for the three and six months ended June 30, 2006 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2006. These financial statements should be read in conjunction with the financial statements and footnotes of the Company and Dalian Beigang Information Industry Development Company Limited (“Dalian Beigang”) for the year ended December 31, 2005 and 2004.

NOTE 2	GENERAL ORGANIZATION AND BUSINESS

Northport Capital Inc. (“Northport Capital”) was incorporated under the laws of the State of Colorado on July 25, 2000 as Dotcom-netmgmt.com Inc. On April 28, 2004, the Board of Directors approved the change of the name of the Company to Northport Capital Inc; increase of the authorized capital from 25,000,000 shares of common stock to 100,000,000 shares of common stock and approved a forward split of 4:1.

Northport Capital has not engaged in business activities of any kind since its incorporation and has not recorded any revenue.

Dalian Beigang was incorporated in the People’s Republic of China (“PRC”) on June 20, 1997 with its principal place of business in Dalian, PRC.

Dalian Beigang is principally engaged in the provision of platforms, among other things, to customers in Dalian for electronic filing of tax returns and payment of taxes. In accordance with the business permit, the Company’s right of operation expires on June 19, 2007 and is renewable.

During 2005, Dalian Beigang entered in a project to develop color printing business in China. This project is treated as a 100% variable interest entity for accounting purpose.

On June 23, 2005, Northport Capital entered into a definitive agreement with the stockholders of Dalian Beigang in which Northport Capital acquired 100% of the registered and fully paid up capital of Dalian Beigang for $150,000 satisfied by the issue of 1,500,000 shares of common stock of $0.001 par value to the stockholders of Dalian Beigang. The merger of Northport Capital and Dalian Beigang was treated for accounting purposes as a capital transaction and recapitalization by Dalian Beigang (“the accounting acquirer”) and reorganization by Northport Capital (“the accounting acquiree”). The financial statements have been prepared as if the reorganization had occurred retroactively.

Accordingly, the financial statements include the following:

(1)	The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

(2)	The statement of operations includes the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the merger.

Northport Capital, Dalian Beigang and the color printing project are hereafter referred to as (“the Company”)

F-5

NORTHPORT CAPITAL INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS AS OF JUNE 30, 2006 (UNAUDITED)

NOTE 3	PRINCIPLES OF CONSOLIDATION

The accompanying unaudited condensed consolidated financial statements as of June 30, 2006 reflect the reverse acquisition and consolidate the financial statements of Northport Capital, its 100% owned subsidiary Dalian Beigang and 100% variable interest entity, the color printing project..

The accompanying unaudited condensed financial statements as of June 30, 2005 reflect the financial statements of Dalian Beigang only.

All significant inter-company accounts and transactions have been eliminated in consolidation.

NOTE 4	NOTE PAYABLE

Note payable at June 30, 2006 consists of the following:

Note payable to a third party, interest free,
guaranteed by a stockholder, due November 2006	$100,000

NOTE 5	COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases office spaces from third parties under two operating leases which expire on January 31, 2007 and March 9, 2007 respectively at a monthly rental of $652 and $1,469 respectively.

As at June 30, 2006, the Company has outstanding commitments of $16,307 with respect to the above non-cancelable operating leases, which are due in 2007.

NOTE 6	STOCKHOLDERS’ EQUITY

Common Stock

On May 17, 2006 the Company issued 1,500,000 shares of common stock in exchange for all of the registered capital of Dalian Beigang.

NOTE 7	RELATED PARTY TRANSACTIONS

As of June 30, 2006, the Company loaned $56,250 to a stockholder as a short-term unsecured loan and imputed interest is charged at 6% per annum on the amount due.

NOTE 8	CONCENTRATIONS AND RISKS

During the six months ended June 30, 2006, 100% of the Company’s assets were located in China and 100% of the Company’s revenues were derived from companies located in China.

NORTHPORT CAPITAL INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS AS OF JUNE 30, 2006 (UNAUDITED)

NOTE 9	SEGMENTS

The Company operates in two reportable segments; provision of platforms for electronic filing of tax returns and payment of taxes and color printing. The accounting policies of the segments are the same as described in the summary of significant accounting policies. The Company evaluates segment performance based on income from operations. All inter-company transactions between segments have been eliminated. As a result, the components of operating income for one segment may not be comparable to another segment. The following is a summary of the Company’s segment information for the six months ended June 30, 2006 and 2005:

	Provision of platform
	for electronic filing of	Color
	tax returns	printing	Total
2006
Revenues	$222,789	$-	$222,789
Gross profit	115,361	-	115,361
Total assets	198,694	-	198,694
Capital expenditure	-	-	-
Depreciation and amortization	28,766	-	28,766

2005
Revenues	$398,462	$-	$398,462
Gross profit	270,665	-	270,665
Total assets	312,935	-	312,935
Capital expenditure	8,805	-	8,805
Depreciation and amortization	42,691	-	42,691

NOTE 10	THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Statement No. 154 – Accounting Changes and Error Corrections (a replacement of APB Opinion No. 20 and FASB Statement No. 3) (Issued 05/05)

This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

Statement No. 155 – Accounting for Certain Hybrid Financial Instruments (Issued 02/06)

This Statement amends SFAS No. 133 “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS 140”). This Statement amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments.

Statement No. 156 – Accounting for Servicing of Financial Assets (Issued 03/06)

This Statement amends FASB Statement No. 140 and requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007.

The adoption of these new Statements is not expected to have a material effect on the Company’s current financial position, results or operations, or cash flows.

NORTHPORT CAPITAL INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS AS OF JUNE 30, 2006 (UNAUDITED)

NOTE 11	GOING CONCERN

As reflected in the accompanying financial statements, the Company has an accumulated deficit of $240,073 at June 30, 2006. The Company’s current liabilities also exceed its current assets by $109,407 and the Company used cash in operations of $93,414. These factors raise substantial doubt about its ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent up the Company’s ability to raise additional capital, obtain financing and succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. The Company is now pursuing additional funding and potential merger or acquisition candidates, which would enhance stockholders’ investment. Management believes that the above actions will allow the Company to continue operations through the next fiscal year.

NORTHPORT CAPITAL INC.
(Previously Dotcom-netmgmt.com Inc.)
(a development stage company)

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 AND 2004

NORTHPORT CAPITAL INC.
(Previously Dotcom-netmgmt.com Inc.)
(a development stage company)

F-ii

Jimmy C.H. Cheung & Co
Registered with the Public Company
Accounting Oversight Board
Certified Public Accountants

(A member of Kreston International)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Northport Capital Inc.
(Previously Dotcom-netmgmt.com Inc.)
(a development stage company)

We have audited the accompanying balance sheets of Northport Capital Inc. (Previously Dotcom-netmgmt.com Inc.) (a development stage company), as of December 31, 2005 and 2004 and the related statements of operations, stockholders’ deficits and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northport Capital Inc. (Previously Dotcom-netmgmt.com Inc.) (a development stage company), as of December 31, 2005 and 2004, and the related statements of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company had a net loss of $16,492, an accumulated deficit of $46,593 and a working capital deficiency of $3,000 and used cash in operations of $13,270. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning this matter are also described in Note 6. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

JIMMY C.H. CHEUNG & CO
Certified Public Accountants

Hong Kong Date:

July 31, 2006

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong
Tel: (852) 25295500 Fax: (852) 28651067
Email: jchc@krestoninternational.com.hk	Kreston International with offices in Europe
Website: : http://www.jimmycheungco.com	America, The Middle East, The Far East and Australia

F-10

NORTHPORT CAPITAL INC.
(Previously Dotcom-netmgmt.com Inc.)
(a development stage company)

BALANCE SHEETS
AS OF DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS
TOTAL ASSETS	$-	$-
LIABILITIES AND STOCKHOLDERS'
DEFICIENCY
CURRENT LIABILITIES
Accrued liabilities	$3,000	$1,500
Due to a stockholder	28,696	15,426
Total Liabilities	31,696	16,926
COMMITMENTS AND CONTINGENCIES	-	-
STOCKHOLDERS' DEFICITS
$ 0.001 par value, 100,000,000 shares authorized, 25,000,000
shares issued and outstanding	6,250	6,250
Additional paid-in capital	8,647	6,925
Deficits accumulated during the development stage	(46,593)	(30,101)
Total Stockholders' Deficits	(31,696)	(16,926)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICITS	$-	$-

The accompanying notes are an integral part of these financial statements.

F-11

NORTHPORT CAPITAL INC.
(Previously Dotcom-netmgmt.com Inc.)
(a development stage company)

STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 31, 2005 AND 2004

	2005	2004
OPERATING EXPENSES
General and administrative expenses	$9,417	$11,922
Professional fees	5,353	5,004
Total Operating Expenses	14,770	16,926
LOSS FROM OPERATIONS	(14,770)	(16,926)
OTHER INCOME (EXPENSES)
Imputed interest expenses	(1,722)	(925)
LOSS BEFORE TAXES	(16,492)	(17,851)
INCOME TAX EXPENSE	-	-
NET LOSS	$(16,492)	(17,851)
Net loss per share-basic and diluted	$(0.00)	$(0.00)
Weighted average number of shares outstanding
during the year-basic and diluted	25,000,000	25,000,000

The accompanying notes are an integral part of these financial statements.

F-12

NORTHPORT CAPITAL INC.
(Previously Dotcom-netmgmt.com Inc.)
(a development stage company)

STATEMENTS OF SHAREHOLDERS’ DEFICITS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

				Deficit
				accumulated
			Additional	during
	Common Stock		paid-in	development
	Shares	Amount	capital	stage	Total
Balance at January 1, 2004	25,000,000	$6,250	$6,000	$(12,250)	$-
Imputed interest on advances from a	-	-	925	-	925
stockholder
Net loss for the year	-	-	-	(17,851)	(17,851)
Balance at December 31, 2004	25,000,000	6,250	6,925	(30,101)	(16,926)
Imputed interest on advances from a	-	-	1,722	-	1,722
stockholder
Net loss for the year	-	-	-	(16,492)	(16,492)
Balance at December 31, 2005	25,000,000	$6,250	$8,647	$(46,593)	$(31,696)

The accompanying notes are an integral part of these financial statements.

F-13

NORTHPORT CAPITAL INC.
(Previously Dotcom-netmgmt.com Inc.)
(a development stage company)

STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 2005 AND 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(16,492)	$(17,851)
Adjustments to reconcile net loss to cash used in
operating activities:
Imputed interest expenses	1,722	925
Changes in operating assets and liabilities
Increase in accrued liabilities	1,500	1,500
Net cash used in operating activities	(13,270)	(15,426)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to a stockholder	13,270	15,426
Net cash provided by financing activities	13,270	15,426

NET INCREASE IN CASH AND CASH EQUIVALENTS	-	-

CASH AND CASH EQUIVALENTS AT BEGINNING OF
YEAR	-	-

CASH AND CASH EQUIVALENTS AT END OF YEAR	$-	$-

The accompanying notes are an integral part of these financial statements.

F-14

NORTHPORT CAPITAL INC.
(Previously Dotcom-netmgmt.com Inc.)
(a development stage company)

NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

     Northport Capital Inc. was incorporated under the laws of the State of Colorado on July 25, 2000 as Dotcom-netmgmt.com Inc. On April 28, 2004, the Board of Directors approved the change of the name of the Company to Northport Capital Inc; increase of the authorized capital from 25,000,000 shares of common stock to 100,000,000 shares of common stock and approved a forward split of 4:1. The Company intends to raise capital to fund its acquisition of a suitable business in the People’s Republic of China (See note 7).

     The Company is considered as a development stage company and has not engaged in business activities of any kind since its incorporation.

(B) Use of estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C) Fair value of financial instruments

     Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of the instruments.

(D) Income taxes

     The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

(E) Income (loss) per share

     Basic income (loss) per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted (loss) income per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There are no potentially dilutive securities for 2005 and 2004.

(F) Segments

The Company operates in only one segment, thereafter segment disclosure is not presented.

NORTHPORT CAPITAL INC.
(Previously Dotcom-netmgmt.com Inc.)
(a development stage company)

NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(G) Recent Accounting Pronouncements

     In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), and superseding APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The guidelines of this statement are not applicable to the Company.

     In November 2004, the FASB issued SFAS No. 151, "Inventory Costs -- an amendment of ARB No. 43, Chapter 4"(“SFAS 151”) This statement clarifies the criteria of "abnormal amounts" of freight, handling costs, and spoilage that are required to be expensed as current period charges rather than deferred in inventory. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for the Company July 1, 2005. The guidelines of this statement are not applicable to the Company.

     In December 2004, the FASB issued SFAS no. 153, Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29. This Statement addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. This Statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The guidelines of this statement are not applicable to the Company.

     In December 2004, the FASB issued SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions an amendment of FASB Statements No. 66 and 67. This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The guidelines of this statement are not applicable to the Company.

     SFAS No. 154 (“SFAS 154”), Accounting Changes and Error Corrections, was issued in May 2005 and replaces APB Opinion No. 20 and SFAS No. 3 (“SFAS 3”). SFAS No. 154 requires retrospective application for voluntary changes in accounting principle in most instances and is required to be applied to all accounting changes made in fiscal years beginning after December 15, 2005. The Company’s expected January 1, 2006 adoption of SFAS No. 154 is not expected to have any material impact on its results or financial position.

     In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS 155”), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends

SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that will not have that it will not have a material impact on the Company’s financial position.

2.	INCOME TAX

     The Company has net operating loss carry forwards for income taxes amounting to approximately $46,000 as at December 31, 2005 which may be available to reduce future years’ taxable income. These carry forwards, will expire, if not utilized, commencing in 2025. Management believes that the realization of the benefits from these losses appears uncertain due to the Company’s limited operating history and continuing losses. Accordingly, a full, deferred tax asset valuation allowance has been provided and no deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded. The valuation allowance at December 31, 2005 was $46,593. The net change in the valuation allowance for 2005 was an increase of $16,492.

4.	SHAREHOLDERS’ EQUITY

Increase in authorized capital of common stock

     In April 2004, the Company increased its authorized common stock from 50,000,000 shares to 1000,000,000 shares and effected a forward split of four for one. The issued share capital was retroactively adjusted to reflect the forward split of four for one.

5.	RELATED PARTY TRANSACTION

     As of December 31, 2005, the Company owed a stockholder $31,343 for advances made on an unsecured basis and repayable on demand. Imputed interest is charged at 6% per annum on the amount due. Total imputed interest recorded as additional paid-in capital amounted to $1,722 and $925 for the years ended December 31, 2005 and 2004 respectively.

6.	GOING CONCERN

     As reflected in the accompanying financial statements, the Company has an accumulated deficit of $46,593 at December 31, 2005 that includes a net loss of $16,492 for the year ended December 31, 2005. The Company’s total current liabilities exceed its total current assets by $3,000 and the Company used cash in operations of $13,270. These factors raise substantial doubt about its ability to continue as a going concern. In view of the matters described above, continued operation of the Company is dependent upon the Company’s ability to raise additional capital, obtain financing and succeed in its future operations. The financial statements do not include any adjustments relating to the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

     Management has taken steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. The Company is actively pursuing additional funding and potential merger or acquisition candidates and strategic partners, which would enhance stockholders’ investment. Management believes that the above actions will allow the Company to continue operations through the next fiscal year.

7.	SUBSEQUENT EVENT

Business acquisition.

     On June 23, 2005, the Company entered into an Equity Transfer Agreement with the stockholders of Dalian Beigang Information Industry Development Company Limited (“Dalian Beigang”) in which the

Company acquired 100% of the registered capital of Dalian Beigang for $150,000 satisfied by the issue of 1,500,000 treasury common stocks of $0.001 par value to the stockholders of Dalian Beigang.

     The completion of the transaction is subject to the governmental approval of the PRC which was obtained on May 17, 2006.

DALIAN BEIGANG INFORMATION INDUSTRY
DEVELOPMENT COMPANY LIMITED

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

DALIAN BEIGANG INFORMATION INDUSTRY

DEVELOPMENT COMPANY LIMITED

CONTENTS

F-iii

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Dalian Beigang Information Industry Development Company Limited
Dalian, People’s Republic of China

We have audited the accompanying balance sheets of Dalian Beigang Information Industry Development Company Limited, as of December 31, 2005 (Consolidated) and 2004 and the related statements of operations and comprehensive income, stockholders’ deficits and cash flows for the years ended December 31, 2005 (Consolidated) and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dalian Beigang Information Industry Development Company Limited, as of December 31, 2005 (Consolidated) and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 (Consolidated) and 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company had an accumulated deficit of $227,339 and a working capital deficiency of $89,202. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning this matter are also described in Note 12. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

JIMMY C.H. CHEUNG & CO
Certified Public Accountants

Hong Kong

Date: May 9, 2006

DALIAN BEIGANG INFORMATION INDUSTRY
DEVELOPMENT COMPANY LIMITED

BALANCE SHEETS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

ASSETS

	Note	2005	2004

CURRENT ASSETS
Cash and cash equivalents		$19,999	$35,515
Accounts receivable, net	2	1,128	2,858
Inventories, net	3	361	495
Other receivables and prepayments	4	10,629	4,064
Due from a stockholder		62,369	57,609
Prepaid income tax		7,449	26,760
Total Current Assets		101,935	127,301

PROPERTY AND EQUIPMENT, NET	5	139,795	218,745
TOTAL ASSETS		$241,730	$346,046

LIABILITIES AND STOCKHOLDERS' DEFICITS

CURRENT LIABILITIES
Other payables and accrued liabilities	6	$59,846	$44,019
Value added tax and other taxes payable		2,856	3,655
Deferred revenue		268,230	442,572
Car loan payable		-	12,986
Total Current Liabilities		330,932	503,232

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' DEFICITS
Registered capital of $144,928 fully paid
in 1997	8	144,928	144,928
Retained earnings (Accumulated deficits)
Unappropriated		(357,236)	(432,011)
Appropriated		129,897	129,897
Accumulated other comprehensive loss		(6,791)	-
Total Stockholders' Deficits		(89,202)	(157,186)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICITS		$241,730	$346,046

The accompanying notes are an integral part of these financial statements

DALIAN BEIGANG INFORMATION INDUSTRY
DEVELOPMENT COMPANY LIMITED
STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME FOR THE YEARS ENDED
DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

	2005	2004
NET SALES	$706,923	$1,036,873
COST OF SALES	(272,037)	(304,954)
GROSS PROFIT	434,886	731,919
OPERATING EXPENSES
General and administrative expenses	206,643	390,581
Research and development expenses	88,868	-
Depreciation	31,234	31,240
Total Operating Expenses	326,745	421,821
INCOME FROM OPERATIONS	108,141	310,098
OTHER INCOME (EXPENSES)
Government grant	-	24,154
Other income	3,068	3,050
Interest income	176	263
Imputed interest income on due from a stockholder	3,346	3,261
Interest expenses	(9,479)	(17,663)
Other expenses	(1,733)	(1,961)
Total Other Expenses	(4,622)	11,104
INCOME FROM OPERATIONS BEFORE TAXES	103,519	321,202
INCOME TAX EXPENSE	(28,096)	-
NET INCOME	$75,423	$321,202
OTHER COMPREHENSIVE LOSS
Foreign currency translation loss	(6,791)	-
COMPREHENSIVE INCOME	$68,632	$321,202

The accompanying notes are an integral part of these financial statements

DALIAN BEIGANG INFORMATION INDUSTRY
DEVELOPMENT COMPANY LIMITED
STATEMENTS OF STOCKHOLDERS’ DEFICITS
FOR THE YEARS ENDED DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

		Unappropriated	Appropriated	Accumulated other
	Registered	accumulated	retained	comprehensive
	capital	deficits	earnings	loss	Total
Balance at January 1, 2004	$144,928	$(701,705)	$78,510	$-	$(478,267)
Loan to a stockholder	-	-	-	-	-
Imputed interest income on due from
a stockholder	-	-	-	-	-
Net income for the year	-	321,081	-	-	321,081
Transfer from retained earnings to
statutory and staff welfare reserves	-	(51,387)	51,387	-	-
Balance at December 31, 2004	144,928	(432,011)	129,897	-	(157,186)
Imputed interest income on due from
a stockholder	-	-	-	-	-
Loan to a stockholder	-	-	-	-	-
Net income for the year	-	74,775	-	-	74,775
Foreign currency translation loss	-	-	-	(6,791)	(6,791)
Balance at December 31, 2005	$144,928	$(357,236)	$129,897	$(6,791)	$(89,202)

The accompanying notes are an integral part of these financial statements

DALIAN BEIGANG INFORMATION INDUSTRY
DEVELOPMENT COMPANY LIMITED
STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$74,775	$321,081
Adjusted to reconcile net income to cash provided
by operating activities:
Depreciation - cost of sales	53,808	52,010
Depreciation	31,234	31,240
Loss on disposals of property and equipment	648	121
Imputed interest income on due from a stockholder	(3,346)	(3,261)
Changes in operating assets and liabilities
Decrease in accounts receivable	1,730	2,074
Decrease in inventories	134	302
(Increase) decrease in other receivables and prepaid expenses	(6,565)	221
Decrease (increase) in prepaid income tax	19,311	(7,752)
Increase in other payables and accrued liabilities	15,827	25,262
Decrease in deferred revenue	(174,342)	(188,700)
(Decrease) increase in value added tax and other taxes payable	(799)	4,197

Net cash provided by operating activities	12,415	236,795

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(10,838)	(31,168)
Due from a stockholder	(1,414)	(41,064)
Proceeds from disposals of property and equipment	4,098	1,812
Net cash used in investing activities	(8,154)	(70,420)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of note payable	-	(144,927)
Repayment of car loan payable	(12,986)	(27,925)
Net cash used in financing activities	(12,986)	(172,852)

EFFECT OF EXCHANGE RATES ON CASH	(6,791)	-

NET DECREASE IN CASH AND CASH EQUIVALENTS	(15,516)	(6,477)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	35,515	41,992

CASH AND CASH EQUIVALENTS AT END OF YEAR	$19,999	$35,515

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for income taxes	$8,785	$7,752
Cash paid for interest expenses	$9,479	$17,663

The accompanying notes are an integral part of these financial statements

DALIAN BEIGANG INFORMATION INDUSTRY
DEVELOPMENT COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)	Organization

Dalian Beigang Information Industry Development Company Limited (“Dalian Beigang”) was incorporated in the People’s Republic of China (“PRC”) on June 20, 1997 with its principal place of business in Dalian, PRC.

Dalian Beigang is principally engaged in provision of platforms, among other things, to customers in Dalian for electronic filing of tax returns and payment of taxes. In accordance with the business permit, the Company’s right of operation expires on June 19, 2007 and is renewable.

During 2005, Dalian Beigang entered in a project to develop color printing business in China. This project is treated as a 100% variable interest entity for accounting purpose.

Dalian Beigang and the color printing project are hereinafter referred to as (“the Company”).

(B)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C)	Principles of consolidation

The accompanying 2005 consolidated financial statements include the financial statements of Dalian Beigang and its 100% variable interest entity, the color printing project.

The accompanying 2004 financial statements include only the financial statements of Dalian Beigang.

All significant inter-company transactions and balances have been eliminated in consolidation.

(D)	Consolidation of variable interest entity

In accordance with Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”), variable interest entities (VIEs) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

In connection with the adoption of FIN 46R, the Company concludes that the fund provided by the Company during 2005 to a related party for the development of a color printing project is a VIE and that the Company is the primary beneficiary. Under FIN 46R transition rules, the financial results of the color printing project are then consolidated into the Company’s consolidated financial statements.

(E)	Cash and cash equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with bankers with a maturity of less than 3 months.

(F)	Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customer and current relationships with them.

DALIAN BEIGANG INFORMATION INDUSTRY
DEVELOPMENT COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(G)	Inventories

Inventories are stated at the lower of cost or market value, cost being determined on a first in first out method. The Company provided inventory allowances based on excess and obsolete inventories determined principally by customer demand.

(H)	Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual value over the assets’ estimated useful lives. The estimated useful lives are as follows:

Motor vehicles	5 Years

Furniture, fixtures and equipment	5 Years

(I)	Long-lived assets

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the impairment or disposal of Long-Lived Assets", long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long- lived assets. The Company reviews long-lived assets to determine that carrying values are not impaired.

(J)	Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Trade accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of the instruments.

The Company’s major operation is in the PRC, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the United States dollars (“US$”) and the Chinese Renminbi (“RMB”). On July 21, 2005, PRC let the RMB to fluctuate ending its decade-old valuation peg to the US$. The new RMB rate reflects an approximately 2% increase in value against the US$. Historically, the PRC government has benchmarked the RMB exchange ratio against the US$, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the PRC government continues to benchmark the RMB against the US$.

(K)	Revenue recognition

The Company provides electronic tax filing services to its customers based on fixed-price contracts with contractual period of one year. The customers are billed on approval of the contracts and based on the terms included in the contracts. The Company recognizes revenue from all of its contracts when the following criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability of the resulting receivable is reasonably assured. Revenue is recognized ratably over the term of the contract and those billed and received in advanced by the Company for future services not yet performed is deferred. On early termination of the contracts, the fees received in advanced will be refunded to the customers.

(L)	Research and development

Research and development costs related to both present and future products are expensed as incurred. Total expenditures on research and development charged to general and administrative expenses for the years ended December 31, 2005 and 2004 were $88,868 and $0 respectively.

DALIAN BEIGANG INFORMATION INDUSTRY
DEVELOPMENT COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(M)	Income taxes

The Company accounts for income taxes under the SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

Income tax is computed according to the relevant laws and regulations in the PRC. The Company being registered as a new and high technology enterprise is entitled to an income tax reduction. According to the document of reductions approved by the local tax bureau, the income tax rate was reduced from 33% to 15%. On application for further tax benefits, the local tax bureau approved exemption of income tax on net income earned up to 2004. The income tax expenses for 2005 and 2004 were $28,096 and $0 respectively.

(N)	Foreign currency translation

The functional currency of the Company is the RMB. Foreign currency transactions during the year are translated to the functional currency at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date. No-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statement of operations.

The financial statements are translated into US$ using the closing rate method. The balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year. All exchange differences are recorded within equity. The translation loss recorded for the years ended December 31, 2005 and 2004 was $6,791 and $0 respectively.

(O)	Other comprehensive loss

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollars is reported as other comprehensive loss in the statements of operations and stockholders’ deficits. The foreign currency translation loss for the years ended December 31, 2005 and 2004 was $6,791 and $0 respectively.

(P)	Segments

The Company operates in two reportable segments, provision of platforms for electronic filing of tax returns and payment of taxes and color printing.

DALIAN BEIGANG INFORMATION INDUSTRY
DEVELOPMENT COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(Q)	Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), and superseding APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company does not expect the adoption of this statement will have any material impact on its results or financial position.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs -- an amendment of ARB No. 43, Chapter 4"(“SFAS 151”) This statement clarifies the criteria of "abnormal amounts" of freight, handling costs, and spoilage that are required to be expensed as current period charges rather than deferred in inventory. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for the Company July 1, 2005. The Company does not expect the adoption of this statement will have any material impact on its results or financial position.

In December 2004, the FASB issued SFAS no. 153, Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29. This Statement addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. This Statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company does not expect the adoption of this statement will have any material impact on its results or financial position.

In December 2004, the FASB issued SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions an amendment of FASB Statements No. 66 and 67. This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The guidelines of this statement are not applicable to the Company.

SFAS No. 154 (“SFAS 154”), Accounting Changes and Error Corrections, was issued in May 2005 and replaces APB Opinion No. 20 and SFAS No. 3 (“SFAS 3”). SFAS No. 154 requires retrospective application for voluntary changes in accounting principle in most instances and is required to be applied to all accounting changes made in fiscal years beginning after December 15, 2005. The Company’s expected January 1, 2006 adoption of SFAS No. 154 is not expected to have any material impact on its results or financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS 155”), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that will not have that it will not have a material impact on the Company’s financial position.

DALIAN BEIGANG INFORMATION INDUSTRY
DEVELOPMENT COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

2.	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2005 and 2004 consisted of the following:

	2005	2004
Accounts receivable	$1,128	$2,858
Less: allowance for doubtful accounts	-	-
Accounts receivable, net	$1,128	$2,858

As of December 31, 2005, the Company considered all accounts receivable collectable and has not recorded a provision for doubtful accounts.

3.	INVENTORIES

Inventories at December 31, 2005 and 2004 consisted of the following:

	2005	2004
Modems for resale	$361	$495
Less: provision of obsolescence	-	-
	$361	$495

For both of the years ended December 31, 2005 and 2004, the Company has not recorded any provision for obsolete inventories.

4.	OTHER RECEIVABLES AND PREPAYMENTS

Other receivables and prepayments at December 31, 2005 and 2004 consisted of the following:

	2005	2004

Prepaid office rent	$3,559	$2,839
Deposits	626	621
Advance payments	248	604
Due from staff	6,196	-
	$10,629	$4,064

5	PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31:

	2005	2004

Motor vehicles	$187,482	$193,169
Furniture and office equipment	262,248	259,250
	449,730	452,419
Less: accumulated depreciation	309,935	233,674
Property and equipment, net	$139,795	$218,745

Depreciation expenses for the years ended December 31, 2005 and 2004 were $85,042 and $83,250 respectively.

DALIAN BEIGANG INFORMATION INDUSTRY
DEVELOPMENT COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

6.	OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at December 31, 2005 and 2004 consist of the following:

	2005	2004
Other payables	$4,176	$4,029
Accrued liabilities	55,670	39,990
	$59,846	$44,019

7.	COMMITMENTS AND CONTINGENCIES

(A)	Employee benefits

The full time employees of the Company are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees’ salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits. The total provision and contributions made for such employee benefits was $18,942 and $17,433 for the years ended December 31, 2005 and 2004, respectively. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

(B)	Commitments

The Company leases office spaces from third parties under two operating leases which expire on January 31, 2006 and March 9, 2006 respectively at a monthly rental of $646 and $1,457 respectively.

As at December 31, 2005, the Company has outstanding commitments of $3,559 with respect to the above non-cancelable operating leases, which are all due in 2006.

8.	SHAREHOLDERS’ EQUITY

(A)	Registered capital

In accordance with the Articles of Association of the Company, the registered capital of the Company at the date of incorporation of June 20, 1997 was $144,928 (RMB1,200,000) which was fully paid on June 19, 1997 in cash by the stockholders.

(B)	Appropriated retained earnings

The Company is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

During 2005 and 2004, the Company appropriated $0 and $51,387, respectively to the statutory surplus and public welfare funds based on its net income under PRC GAAP.

DALIAN BEIGANG INFORMATION INDUSTRY
DEVELOPMENT COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

9.	CONCENTRATIONS AND RISKS

During 2005 and 2004, 100% of the Company’s assets were located in China and 100% of the Company’s revenues were derived from companies located in Dalian, China.

10.	RELATED PARTY TRANSACTIONS

In 2005, the Company loaned $55,762 to a stockholder as a short-term unsecured loan and imputed interest is charged at 6% per annum on the amount due.

11	SEGMENTS

The Company operates in two reportable segments; provision of platforms for electronic filing of tax returns and payment of taxes and color printing. The accounting policies of the segments are the same as described in the summary of significant accounting policies. The Company evaluates segment performance based on income from operations. All inter-company transactions between segments have been eliminated. As a result, the components of operating income for one segment may not be comparable to another segment. The following is a summary of the Company’s segment information for the year ended December 31, 2005 and 2004:

	Provision of platform
	for electronic filing of	Color
	tax returns	printing	Total
2005
Revenues	$706,923	$-	$706,923
Gross profit	434,886	-	434,886
Total assets	241,730	-	241,730
Capital expenditure	10,838	-	10,838
Depreciation and amortization	85,042	-	85,042

2005
Revenues	$1,036,873	$-	$1,036,873
Gross profit	731,919	-	731,919
Total assets	346,046	-	346,046
Capital expenditure	31,168	-	31,168
Depreciation and amortization	83,250	-	83,250

11.	SUBSEQUENT EVENT

On June 23, 2005, the stockholders of the Company entered into an Equity Transfer Agreement with Northport Capital Inc. (“US Northport”), a development stage company in which US Northport acquired 100% of the registered capital of the Company for $150,000 satisfied by the issue of 1,500,000 treasury common stocks of $0.001 par value to the shareholders of the Company.

The completion of the transaction is subject to the governmental approval of the PRC which was obtained on May 17, 2006.

DALIAN BEIGANG INFORMATION INDUSTRY
DEVELOPMENT COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

12.	GOING CONCERN

As reflected in the accompanying financial statements, the Company has an accumulated deficit of $227,339 at December 31, 2005. The Company’s current liabilities also exceed its current assets by $89,202. These factors raise substantial doubt about its ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent up the Company’s ability to raise additional capital, obtain financing and succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. The Company is now pursuing additional funding and potential merger or acquisition candidates, which would enhance stockholders’ investment. Management believes that the above actions will allow the Company to continue operations through the next fiscal year.

PART II – INFORMATION NOT REQUIRED IN REGISTRATION STATEMENT

Item 25.	Other Expenses of Issuance and Distribution.

Registration Fee	$336.98
Printing Expenses*	1,200
Legal Fees and Expenses*.	15,000
Accounting Fees and Expenses*	3,500
Blue Sky Fees*	0
Engineering Fees and Expenses*	0
Miscellaneous	0

Total	$20,036.98

*Estimated

All of the above expenses will be paid by the Company.

Item 26.	Recent Sales of Unregistered Securities.

     The following information sets forth certain information for all securities the Company sold during the past three years without registration under the Securities Act. Unless otherwise noted, all transactions were effected in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act for transactions not involving a public offering and Regulation S as a sale to a non-US person. There were no underwriters in any of these transactions.

On May 16, 2006, there was an issuance of 1,500,000 treasury common shares to the four shareholders of Dalian Beigang as a component of the 100% acquisition of Dalian Beigang by the Company. Such 1,500,000 shares were issued as follows:

Zhao, Yan , a citizen of China with identity number 210203195412235044;	750,000 shares

Jia, Zhong Bo , a citizen of China with identity number 210203195411295037;	375,000 shares

Guan, Yun Ke , a citizen of China with identity number 210204471206071;	225,000 shares

Yang, Ji Wen, a citizen of China with identity number 210202540625691;	150,000 shares

Item 27.	Exhibits.

Exhibit
Number	Description of Exhibits

2.1	Equity Transfer Agreement, dated June 23, 2005, among the Company and the four shareholders of Dalian Northport Information Industry Development Company Limited

2.2	Amendment to Equity Transfer Agreement dated January 16, 2006 among the Company and the four shareholders of Dalian Northport Information Industry Development Company Limited

3.1	Articles of Incorporation

3.2	Articles of Amendment to Articles of Incorporation

3.3	Bylaws

5.1	Opinion of The Otto Law Group, PLLC

10.1	Agreement between Dalian Beignang and Yingkou City Beigang Network Information Industry Services Co., Ltd.

23.1	Consent of The Otto Law Group, PLLC (included in Exhibit 5.1)

23.2	Consent of accountant

Item 28.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

		(i)	To include any registration statement required by Section 10(a)(3) of the Securities Act;

		(ii)	To reflect in the registration statement any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and

		(iii)	To include any additional or changed material information on the plan of distribution.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dalian, Province of Liaoning, PRC, on December 13, 2006.

NORTHPORT CAPITAL, INC.

By: /s/ Yan Zhao

Yan Zhao
President and Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Office	Date

/s/ Yan Zhao	Chief Executive Officer, President
and Director (Principal
	Executive Officer)	December 13, 2006
Yan Zhao

/s/ Zhong Bo Jia	Director	December 13, 2006
Zhong Bo Jia

/s/ James Wang	Director and Principal Financial Officer	December 13, 2006
James Wang

/s/ Zi Feng Liu	Controller	December 13, 2006
Zi Feng Liu

EXHIBIT INDEX

Exhibit Number	Document Description
2.1	Equity Transfer Agreement, dated June 23, 2005, among the Company and the four shareholders of Dalian Northport Information Industry Development Company Limited (1)
2.2	Amendment to Equity Transfer Agreement dated January 16, 2006 among the Company and the four shareholders of Dalian Northport Information Industry Development Company Limited (1)
3.1	Articles of Incorporation (1)
3.2	Articles of Amendment to Articles of Incorporation (1)
3.3	Bylaws (1)
5.1	Opinion of Otto Law Group, PLLC (1)
10.1	Agreement between Dalian Beignang and Yingkou City Beigang Network Information Industry Services Co., Ltd.
23.1	Consent of Otto Law Group PLLC (included in Exhibit 5.1)
23.2	Consent of Jimmy C.H. Cheung & Co, Certified Public Accountants (1)

(1)	Previously filed as an exhibit to our Registration Statement on Form SB-2 filed on September 14, 2006.